UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☒
Filed by a party other than the Registrant ☐
Check the appropriate box:
☐
Preliminary Proxy Statement

☐
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒
Definitive Proxy Statement

☐
Definitive Additional Materials

☐
Soliciting Material under §240.14a-12

PetIQ, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒
No fee required.

☐
Fee paid previously with preliminary materials.

☐
Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

McCord Christensen
Chairman and
Chief Executive Officer
Dear Fellow Stockholder:
Thank you for your support of PetIQ, Inc. (“PetIQ” or the “Company”). On behalf of the Board of Directors of PetIQ (the “Board”), we cordially invite you to attend our 2023 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at our corporate headquarters at 230 East Riverside Drive, Eagle, Idaho on June 21, 2023, at 9:00 a.m. Mountain Daylight Time. Following this letter are detailed instructions regarding how to vote your PetIQ shares. Your vote is extremely important, so I encourage you to review the materials and submit your vote as soon as possible.
Consistent Annual Execution In Various Macro Enconomic Environments
In 2022, we delivered one of the strongest years in the history of the Company, even as we faced record inflation and macroeconomic uncertainty for many consumers. Our dedicated team of employees and partners continued to adjust to changes in the operating environment demonstrating their hard work, perseverance, and agility. These efforts helped us to achieve solid net sales and adjusted EBITDA as well as record annual cash generation. I am proud of what we’ve accomplished together and even more excited for what lies ahead.
During the year we benefited from selling more of our higher-margin, PetIQ manufactured brands and strategic investments behind new products, including NextStar, and our existing brands, such as Capstar and PetArmor. We also experienced changes in consumer shopping habits evidenced by trade down to smaller pack sizes and more value-oriented brands as well as certain preventative care pet purchases occurring more closely to the time of need due to the economic environment. And while the total flea and tick category sales were down for 2022, PetIQ captured a disproportionate amount of market share and dramatically outperformed the broader category. We continue to have the largest over-the-counter animal health brand portfolio with over one thousand SKUs and a dominant market share in pet prescription and over-the-counter products sold through retail and online.
On the services side of our business, we made significant leadership changes and added an accomplished retail operations executive, John Pearson, responsible for managing all aspects of our services offering, including strategy and operations to fuel future growth in revenue and profitability. Our team also implemented important changes to how we manage the operations of our service business and made modest growth assumptions for 2022 based on the tight veterinarian labor market nationwide. As the year progressed, the availability of veterinarian labor for our community clinics recovered significantly and we ended 2022 with contract labor veterinarians in-line with the number of veterinarians we had in 2019, or prior to COVID-19. We opened 24 new wellness centers for the year and served over 1.3 million pets. We believe PetIQ’s unique position in the market, offering convenient and affordable veterinarian products and services, has never been more valuable and needed by pet parents.

Supporting Long-Term Growth And Value Creation
We expect PetIQ to continue to benefit from favorable pet industry tailwinds, including increasing household penetration for pets, the humanization of pets, and increasing pet population, and more pet parents looking for convenient and affordable pet health and wellness. We remain confident in our strategies to drive future growth.
We are working toward several ambitious goals designed to help ensure long-term business resilience and positive change across environmental and social areas, supported by robust governance. We have continued to advance our diversity, equity and inclusion efforts over the past several years. Diversity is a source of employee engagement and business innovation. We have made great progress in bringing together a wider range of talent and perspectives and have strengthened our talent development programs. In addition, as a Board, we encourage and guide the management team to continually make the investments necessary to fully realize the long-term growth we believe PetIQ is capable of through strategic investments in our brands, research and development, manufacturing capacity, marketing, IT and systems, and most importantly, our people.
The Board is steadfastly dedicated to its role as your fiduciary, and our directors’ operational and financial experiences provide us with diverse skills and backgrounds reflecting the expertise we believe are necessary for effective oversight of the business. In September 2022, based on the confidence we have in PetIQ’s business model, financial strength and future growth opportunities, the Board authorized PetIQ to repurchase up to $30 million in aggregate of its outstanding shares of common stock. The Company repurchased a total of $3.9 million, or 373,408 shares, of its Class A Common Stock in 2022 under the repurchase program. We may use the Company’s cash on hand and free cash flow to make future stock repurchases or pay down debt while continuing to maintain the flexibility to pursue all strategic initiatives as part of our plan to create long-term stockholder value.
Strong Foundation For The Future
We remain excited to further build upon PetIQ’s strong foundation and leverage our team’s experience to attract more pet parents to our health and wellness offerings, helping fuel the Company’s future growth. We believe PetIQ’s focus on long-term growth will deliver significant profitability through increased margins, leverage, and scale, which will create a sustainable competitive advantage for the Company.
On January 13, 2023, the Company acquired Rocco & Roxie, a complementary, margin-accretive pet company with a strong, and growing brand awareness, particularly in e-commerce. We have known the founders of Rocco & Roxie for years and are very impressed with their ability to build an attractive and growing pet business with $29 million in net sales for the year ended December 31, 2022. Rocco & Roxie’s pet product offering today primarily includes stain and odor products, jerky treats and behavior products. We believe we have a tremendous opportunity to grow Rocco & Roxie’s distribution beyond e-commerce to brick-and-mortar retail, to accelerate growth of their existing pet product offerings and to introduce new SKUs in 2023 and beyond.
We have an excellent team of senior leaders, veterinarians, and employees nationwide to help us connect with new and existing pet parents as we continue to provide smarter options for pet parents to help enrich their pets’ lives through convenient and affordable access to veterinarian products and services. We believe PetIQ is well positioned for continued success with our key strategic initiatives to fuel sales growth, expand our margin structure and increase profitability and cash generation this year and beyond.
I want to close with appreciation for my colleagues, business partners, stockholders and all stakeholders who share our mission of smarter, convenient, and affordable health and wellness options for pet parents. On behalf of the Board, I thank you for your investment in PetIQ.
Sincerely,
McCord Christensen
Chairman and Chief Executive Officer
April 28, 2023

NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 21, 2023
To the Stockholders of PetIQ, Inc.:

Time and Date:
Wednesday, June 21, 2023
at 9:00 a.m. Mountain Daylight Time
Place:
PetIQ’s headquarters at
230 East Riverside Drive, Eagle, Idaho 83616
Record Date:
April 24, 2023 (the “Record Date”)

Items to be Voted On:
1.
To elect two directors to hold office until the annual meeting of stockholders to be held in 2024 and until their successors are duly elected and qualified (Proposal One);

2.
To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two);

3.
To approve, on an advisory, non-binding basis, the compensation of our named executive officers (Proposal Three); and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

How to Vote:

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS ANNUAL MEETING. EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING, WE HOPE THAT YOU WILL PROMPTLY VOTE AND SUBMIT YOUR PROXY BY TELEPHONE, MAIL OR VIA THE INTERNET, AS DESCRIBED IN THE PROXY STATEMENT. THIS WILL NOT LIMIT YOUR RIGHTS TO ATTEND OR VOTE AT THE ANNUAL MEETING.

Our board of directors has fixed the close of business on April 24, 2023 as the record date for determining holders of our Class A Common Stock and Class B Common Stock entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof. A complete list of such stockholders will be available for examination at our offices in Eagle, Idaho during normal business hours for a period of ten days prior to the Annual Meeting.
By Order of the Board of Directors
R. Michael Herrman
Executive Vice President, General Counsel and Secretary
Eagle, Idaho
Date: April 28, 2023

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON June 21, 2023.
We are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. By doing so, we save costs and reduce the environmental impact of our Annual Meeting. We will mail a Notice of Internet Availability of Proxy Materials to certain of our stockholders. This Notice contains instructions about how to access our proxy materials and vote online or vote by telephone. If you would like to receive a paper copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you previously chose to receive our proxy materials electronically, you will continue to receive access to these materials via e-mail unless you elect otherwise.

PetIQ, Inc.   i

2023 PROXY STATEMENT SUMMARY
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. For more complete information regarding the PetIQ Inc.’s (the “Company’s” or “PetIQ’s”) 2022 performance, please review our 2022 Annual Report on Form 10-K (“Annual Report”).
2023 Annual Meeting Information

Date and Time	Location	Record Date
Wednesday, June 21, 2023, at 9:00 a.m. Mountain Daylight Time	PetIQ’s corporate headquarters, 230 East Riverside Drive, Eagle, Idaho 83616	April 24, 2023
Shares Outstanding as of the Record Date. 29,369,827 shares of common stock outstanding, comprised of 29,125,287 shares of Class A common stock (the “Class A Common Stock”) and 244,540 shares of Class B common stock (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). Our Class A Common Stock and Class B Common Stock vote together on each of the matters set forth in this Proxy Statement.
Voting. You are entitled to one (1) vote for each share of Common Stock you own, on each matter to be voted upon at the Annual Meeting.
Items to be Voted on
	Proposal	Board Recommendation
1	Election of directors (page 3)	FOR
2	Ratification of Selection of Independent Registered Public Accounting Firm (page 31)	FOR
3	Approval on an advisory, non-binding basis of our executive compensation (page 58)	FOR
Board of Directors
			Board Committees(1)
Name	Director Since	Independent	Compensation	Audit	Nominating and Corporate Governance
McCord Christensen*	2017
Allan Hall	2022	X		C
Mark First	2017	X	C		C
Scott Huff	2019	X	X		X
Kimberly Lefko	2021	X		X
Sheryl O’Loughlin	2021	X	X
Kenneth Walker	2022	X		X

(1)
“C” = Chair of Committee; “X” = Member of Committee, “*” = Chairman of the Board

PetIQ, Inc.   1

2023 PROXY STATEMENT SUMMARY
About PetIQ
PetIQ is a leading pet medication and wellness company delivering a smarter way for pet parents to help their pets live their best lives through convenient access to affordable veterinary products and services. We engage with customers through more than 60,000 points of distribution across retail and e-commerce channels with our branded and distributed medications as well as health and wellness items, which are further supported by our world-class medications manufacturing facility in Omaha, Nebraska and health and wellness manufacturing facility in Springville, Utah.
Our national veterinarian service platform operates in over 2,600 retail partner locations in 41 states providing cost effective and convenient veterinary wellness services. PetIQ believes that pets are an important part of the family and deserve the best products and care we can provide.
Full Year 2022 Highlights
Net sales of $921.5 million, a compounded annual growth rate of approximately 30.0% since 2017
•
Product segment net sales of $800.3 million and Services segment net revenues of $121.2 million

•
Net sales for PetIQ’s higher-margin manufactured products increased to 29.3% of Product segment net sales compared to 27.7% in 2021

•
Gross margin increased 280 basis points from 2021 to 22.8%

•
Adjusted EBITDA(1) was $77.7 million, a compounded annual growth rate of approximately 26.0% since 2017

•
Record annual cash from operations of $48.0 million and free cash flow(2) of $36.1 million for the year ended December 31, 2022

(1)
Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business including acquisition costs, loss on extinguishment of debt, stock-based compensation expense, CFO Transition costs, integration costs and litigation expenses. EBITDA represents net income before interest, income taxes, depreciation and amortization and a non-cash goodwill impairment charge.

(2)
Free cash flow consists of cash provided by operations less capital expenditures.

2   2023 Proxy Statement

PROPOSAL ONE:
ELECTION OF DIRECTORS
Recommendation of the Board
The Board recommends that stockholders vote “FOR” the election of each director nominee.
Our Board is comprised of seven directors and is currently divided into three classes, designated as Class I, Class II and Class III. In 2022, our stockholders approved an amendment to our Certificate of Incorporation to declassify our Board into a single class with directors elected to one-year terms of office beginning at the Annual Meeting. As such, the two directors up for election at the Annual Meeting, McCord Christensen and Kimberly Lefko, are members of Class III whose terms are expiring at the Annual Meeting and are standing for election as directors at the Annual Meeting for a one-year term to expire at the annual meeting of stockholders to be held in 2024. In addition, the terms of our Class I directors (currently Allan Hall, Sheryl O’Loughlin and Kenneth Walker) will expire at the annual meeting of stockholders to be held in 2024. The terms of our Class II directors (currently Mark First and Scott Huff) will expire at the annual meeting of stockholders to be held in 2025. As a result, the Board will be fully declassified by the annual meeting of stockholders to be held in 2025
The Nominating and Corporate Governance Committee has recommended, and the Board has nominated, McCord Christensen and Kimberly Lefko to stand for election as directors at the Annual Meeting.
The name of each nominee, certain biographical information about each nominee, and the experiences, qualifications, attributes, or skills that caused the Nominating and Corporate Governance Committee to recommend each nominee, are set forth below. Mr. Christensen and Ms. Lefko each have agreed to be nominated and to serve as a director if elected.

PetIQ, Inc.   3

PROPOSAL ONE: ELECTION OF DIRECTORS
Director Nominees — Term Expiring at Annual Meeting of Stockholders to be Held in 2024
MCCORD CHRISTENSEN	Chief Executive Officer and Chairman
Class III Director since: 2017 Age: 50 Board Committees: • None
Experience
•
Mr. Christensen co-founded PetIQ in 2010 and has served as our Chief Executive Officer since our inception and as Chairman of our Board since our IPO in 2017.

•
In addition to his leadership responsibilities as Chairman and CEO, Mr. Christensen’s expertise in retail and consumer products has enabled PetIQ to deliver targeted and well-executed commercial programs and products across the retail industry.

•
Prior to founding PetIQ, Mr. Christensen gained extensive retail and management experience working at Albertson’s and as an executive in consumer product companies selling to leading U.S. retailers.

Education
Mr. Christensen holds a Bachelor of Science in Finance from Boise State University.
Qualification
We believe Mr. Christensen’s qualifications to serve as a director of our Company include his role of Chief Executive Officer of the Company, his experience in the consumer and retail industries, his expertise in corporate strategy and development, his demonstrated business acumen and his extensive experience identifying, consummating and integrating acquisitions.

KIMBERLY LEFKO	Director
Independent Class III Director since: 2021 Age: 50 Board Committees: • Audit
Experience
•
Ms. Lefko has served as a director since 2021.

•
Ms. Lefko is the Chief Marketing Officer of Ace Hardware Corporation, a position she has held since 2018.

•
Ms. Lefko held positions with Weber-Stephen Products LLC including Chief Marketing Officer, General Manager and Executive Vice President of Marketing from 2013 to 2018.

•
Ms. Lefko served as Senior Vice President of Sales and Company Officer of Marketing at Radio Flyer from 2010 to 2013.

•
Prior to that, she served in positions at Graco Children’s Products (a Newell Rubbermaid Company) from 2001 to 2010.

Education
Ms. Lefko earned a Bachelor of Applied Science in Marketing and Economics from Cornell University, completed Pricing and P&L Management curriculum from the Wharton School of the University of Pennsylvania, and Transformational Strategy program from the Kellogg School of Management.
Qualification
Ms. Lefko’s qualifications to serve as a director include her retail and marketing experience.

4   2023 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS
Vote Required
The director nominees must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee) as directors to serve until our annual meeting of stockholders to be held in 2024 or until their successors, if any, are duly elected and qualified, or until their earlier death, resignation or removal. Unless you otherwise instruct, proxies will be voted FOR election of each nominee who is listed above as a director nominee. We have no reason to believe that either nominee will be unable to serve, but in the event that either nominee is unwilling or unable to serve as a director and the Board does not, in that event, choose to reduce the size of the Board, the persons voting your proxy may vote for the election of another person in accordance with their judgment.

PetIQ, Inc.   5

PROPOSAL ONE: ELECTION OF DIRECTORS
DIRECTORS AND MANAGEMENT
The following table sets forth the names and titles of PetIQ’s directors and executive officers following the Annual Meeting.
Name	Position
McCord Christensen	Chief Executive Officer and Chairman
Michael Smith	President and Chief Operating Officer
Zvi Glasman	Chief Financial Officer
R. Michael Herrman	Executive Vice President, General Counsel and Secretary
Allan Hall	Independent Director
Mark First	Lead Independent Director
Scott Huff	Independent Director
Kimberly Lefko	Independent Director
Sheryl O’Loughlin	Independent Director
Kenneth Walker	Independent Director

6   2023 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS
Board of Directors
The names of our directors, certain biographical information about our directors, and the experiences, qualifications, attributes, or skills that the Nominating and Corporate Governance Committee considered when recommending the directors for nomination, are set forth below (other than Mr. Christensen and Ms. Lefko, whose information is set forth above under “— Proposal One: Election of Directors”).
Class I Directors — Term Expiring at Annual Meeting of Stockholders in 2024
SHERYL O’LOUGHLIN	Director
Independent Class I Director since: 2021 Age: 56 Board Committees: • Compensation
Experience
•
Ms. O’Loughlin has served as a director since March 2021.

•
Ms. O’Loughlin is the co-founder of the JEDI (Justice, Equity, Diversity and Inclusion) Collaborative since 2019 and was the co-founder and former chair of the Women on Boards Project from 2019 until August 2022.

•
Ms. O’Loughlin served as the CEO and President of REBBL Inc., a premium, organic beverage brand powered by super herbs, from January 2015 to June 2019 and the co-founder and CEO of Plum Organics from 2007 to 2011.

•
Ms. O’Loughlin was also CEO of Clif Bar & Company from 1998 to 2007.

•
In addition, she served as the Executive Director for Entrepreneurial Studies at Stanford Graduate School of Business from 2011 to 2013.

•
Ms. O’Loughlin has served on numerous private company boards of directors, including Zuke’s LLC (2010-2014), Gardein Inc. (2013-2014), ThinkThin LLC (2013-2015), Foodstirs Inc. (2019-2020), Miyoko’s Creamery (2022-2023) and Simple Mills (2022-present).

•
She has also served on numerous advisory boards, Rip Van Wafels (2013-2017), Sugar Bowl Bakery (2015-2017), and S. Martinelli & Company (2019-present).

•
In addition, she has served on the board of directors of One Step Closer to a Sustainable Community since 2019, was on the board of the American Sustainable Business Council (2011-2016) and an advisor to the Harvest Summit (2016-2019). Ms. O’Loughlin is the author of Killing It: An Entrepreneurs’ Guide to Keeping Your Head Without Losing Your Heart.

Education
Ms. O’Loughlin earned a Bachelor of Business Administration in Marketing from the University of Michigan and an MBA in Marketing and Finance from the Kellogg School of Management.
Qualification
We believe Ms. O’Loughlin’s qualifications to serve as a director of our Company include her experience in the consumer and retail industries.

PetIQ, Inc.   7

PROPOSAL ONE: ELECTION OF DIRECTORS
KENNETH WALKER	Director
Independent Class I Director since: 2022 Age: 48 Board Committees: • Audit
Experience
•
Mr. Walker has served as a director since January 2022.

•
Mr. Walker serves as Chief Financial Officer of Cornerstone Brands, a subsidiary of Qurate Retail Inc., a multi-billion dollar holding company for QVC, HSN, Ballard Designs, and Frontgate among others., a position he has held since July 2020.

•
Prior to that he served as Vice President of Finance and Corporate Controller from August 2013 to June 2020.

•
Mr. Walker previously was Senior Director of Financial Planning and Accounting for Macys, Inc. for its omni-channel business from 2009 to 2013.

•
Mr. Walker began his career in 1996 working for Procter & Gamble where he spent 13 years in roles of increasing responsibility before becoming Associate Director, Global Financial Planning and Analysis for the Family Health Business Unit.

Education
•
Mr. Walker graduated from Washington University with a Bachelor of Science in Business Administration and received his MBA from Xavier University. Mr. Walker has also been a lecturer for various courses at Miami of Ohio University’s Farmer School of Business for the past seven years.

Qualification
We believe Mr. Walker’s qualifications to serve as a director of our Company include his financial expertise and extensive experience in the consumer and retail industries.

ALLAN HALL	Director
Independent Class I Director since: 2022 Age: 59 Board Committees: • Audit
Experience
•
Mr. Hall has served as a director since April 2022.

•
Mr. Hall retired from Deloitte in May of 2022 after serving as an Audit and Assurance Partner since 2001.

•
Mr. Hall began his career with Touche Ross in 1988.

•
Mr. Hall has significant experience serving multinational public and private companies, specializing in audits of the retail and consumer business, manufacturing and service industries.

•
Mr. Hall served as the Office Audit Leader for Deloitte’s Boise practice from 2011 through 2022.

•
In addition to his leadership roles at Deloitte, Mr. Hall is recognized as a specialist in complex accounting matters, Securities and Exchange Commission reporting issues and Public Company Accounting and Oversight Board audits.

•
Mr. Hall has significant experience interfacing with Audit Committees and members of the Board of Directors.

Education
Mr. Hall earned his Bachelor of Science degree in Accounting from Brigham Young University.
Qualification
We believe Mr. Hall’s qualifications to serve as a director of our Company include his extensive experience and service in audit roles serving multinational public and private companies.

8   2023 Proxy Statement

PROPOSAL ONE: ELECTION OF DIRECTORS
Class II Directors — Term Expiring at Annual Meeting of Stockholders to be Held in 2025
MARK FIRST	Lead Independent Director
Independent Director since 2017 Age: 58 Board Committees: • Compensation (Chair) • Nominating and Corporate Governance (Chair)
Experience
•
Mr. First has served as our Lead Independent Director since our IPO in 2017.

•
Prior to our IPO, Mr. First served as a member of PetIQ Holdings, LLC’s board of managers from 2012 until 2017.

•
Mr. First is a Managing Director of Eos Management, L.P., an affiliate of ECP Helios Partners IV, L.P. and Eos Partners, L.P. (the “Eos Funds”), where he has been employed since March 1994.

•
Mr. First was previously an investment banker with Morgan Stanley & Co. Incorporated from August 1991 until March 1994.

•
Mr. First is a director of several privately owned companies and has been a director of Addus HomeCare, Inc. (NASDAQ: ADUS) since 2009.

Education
Mr. First holds a Bachelor of Science from The Wharton School of the University of Pennsylvania and a Master of Business Administration from Harvard Business School.
Qualification
We believe Mr. First’s qualifications to serve as a director of our Company include his experience as a director of other public companies and his experience in business, corporate strategy, acquiring and integrating businesses, and investment matters.

SCOTT HUFF	Director
Independent Director since 2019 Age: 51 Board Committees: • Compensation Nominating and Corporate Governance
Experience
•
Mr. Huff has been a director since 2019.

•
Mr. Huff is President North America of Jack Link’s Protein Snacks, a position he has held since June 2022.

•
Mr. Huff has also served an operating partner at New Road Capital and is the owner of a retail consulting firm, Amplify Retail Consulting LLC, which he started in June 2017.

•
Mr. Huff previously held various positions at Walmart Stores, Inc. from 1994 until 2017, including as Merchandise Manager, Divisional Merchandise Manager, Vice President, and Regional Vice President, and most recently serving as Executive Vice President of the Consumables and Health & Wellness division until his retirement in June 2017.

Education
Mr. Huff earned a Bachelor of Science in Marketing from Missouri State University.
Qualification
We believe Mr. Huff’s qualifications to serve as a director of our Company include his experience in the retail industry.

PetIQ, Inc.   9

PROPOSAL ONE: ELECTION OF DIRECTORS
Executive Officers
The names and certain biographical information about our executive officers are set forth below (other than Mr. Christensen, whose information is set forth above under “— Proposal One: Election of Directors”).
Zvi Glasman	Chief Financial Officer
Age: 59
Mr. Glasman has served as our Chief Financial Officer since January 2022. Prior to joining PetIQ, Mr. Glasman held various private and public company CFO positions. From January 2021 to October 2021, he was the Chief Financial Officer of Faraday Future Intelligent Electric Inc., a publicly traded electric vehicle designer, marketer and manufacturer. From 2008 to 2020, Mr. Glasman was the Chief Financial Officer of Fox Factory Holdings Corp. (“Fox”), a designer, manufacturer and marketer of high-performance products and systems used primarily on bikes, side-by-side vehicles, ATVs, snowmobiles, motorcycles, automotive, and other off-road and on-road recreational vehicles with international operations. During his twelve-year tenure as at Fox, Mr. Glasman was an integral member of the executive team having successfully helped transition the business from a privately-held company to a publicly-traded company, executing and integrating five strategic M&A transactions, and consistently aligning the organization to deliver on its stated financial objectives for 25 quarters driving both sales growth and margin expansion. Mr. Glasman began his career in public accounting as a CPA. He graduated from The Pennsylvania State University with a Bachelor of Science, Finance.

MICHAEL SMITH	President and Chief Operating Officer
Age: 45
Mr. Smith has served as President and Chief Operating Officer since June 2022. He previously served as our Executive Vice President, Products Division from May 2019 to June 2022. Prior to joining PetIQ, Mr. Smith served in various leadership roles within the Pet and Personal Care categories for Walmart, Inc., since January 2015, most recently as Senior Buying Manager — Pets from February 2017 until May 2019. He previously worked as a Director for Colgate Palmolive October 2013 to January 2015. Prior to that, he served in various roles with Walmart, Procter & Gamble and Energizer. Mr. Smith earned a Bachelor of Science in Business Administration from the University of Arkansas.

R. MICHAEL HERRMAN	Executive Vice President, General Counsel and Secretary
Age: 55
Mr. Herrman has served as Executive Vice President, General Counsel and Secretary since February 2019. He previously worked as the Executive Director and the Head of Legal for Boehringer Ingelheim’s Animal Health business in Latin America from 2017 to 2019 and as the Executive Director and the Head of Legal for Boehringer Ingelheim’s Animal Health business in the United States from 2007 to 2017. Beginning in 2003, Mr. Herrman served in a number of positions at Boehringer Ingelheim and gained extensive experience in both the human pharmaceuticals business, and specifically the animal health business and industry, including as Executive Director, Executive Division Counsel and as a Director and Senior Counsel of Legal Operations. He began his career practicing law at McDermott, Will & Emery. Mr. Herrman earned a Bachelor’s degree from the University of Connecticut, as well as a Master’s degree from S.I. Newhouse School of Public Communications and a law degree from Syracuse University College of Law. Prior to that, Mr. Herrman served in the United States Army.

10   2023 Proxy Statement

CORPORATE GOVERNANCE
In addition to the corporate governance highlights below, please also see the Environmental, Social and Governance section of this Proxy Statement.
Corporate Governance Highlights

•
Excellent track record of attendance at all Board and committee meetings in 2022

•
Risk oversight by full Board and committees

•
Comprehensive Corporate Governance Guidelines

•
Strong Lead Independent Director

•
Independent directors, led by Lead Independent Director, meet in executive sessions without management present

•
Annual review of committee charters and Corporate Governance Guidelines

•
Annual Board and committee self-evaluations

•
Annual director self-evaluations

•
Majority voting for the election of directors in uncontested elections

•
Board diversity (2 of 7 directors are female; 1 of 7 directors is racially diverse)

•
Insider Trading Policy prohibits exceptions to the no hedging of Company stock

•
Board to be fully declassified by 2025

•
No supermajority voting provisions in our Certificate of Incorporation

•
Publish a variety of environmental, social and governance policies related to our efforts to become better stewards of our resources that are available at http://ir.petiq.com/. The contents of our website are not intended to be incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.

•
Employ a member of our C-Suite responsible for oversight for our anti-bribery and anti-corruption program

•
Audit Committee Charter includes oversight of information security, which includes cybersecurity

Board directors are independent All of our Audit, Compensation and Nominating and Corporate Governance Committee members are independent
Structure of the Board of Directors
Our business and affairs are managed under the direction of our Board. Our Board is comprised of seven directors and is currently divided into three classes, designated as Class I, Class II and Class III. In 2022, our stockholders approved an amendment to our Certificate of Incorporation to declassify our Board into a single class with directors elected to one-year terms of office beginning at the Annual Meeting. As a result, the Board will be fully declassified by the annual meeting of stockholders to be held in 2025.
Pursuant to our Bylaws, our directors are elected by a majority of the voting power of the shares present in person or represented by proxy and entitled to vote on the election of directors. Our directors hold office until their successors have been elected and qualified or until their earlier resignation or removal.
Board Diversity
The Board understands the importance of adding diverse, experienced talent to the Board in order to establish an array of experience and strategic views. The Nominating and Corporate Governance Committee is committed to refreshment efforts to ensure that the composition of the Board and each of its committees encompasses a wide range of perspectives and knowledge. In furtherance of this objective, the Board added Mses. O’Loughlin and Lefko as directors in 2021 and Messrs. Walker and Hall as directors

PetIQ, Inc.   11

CORPORATE GOVERNANCE
in 2022. The Nominating and Corporate Governance Committee views diversity broadly to include diversity of experience, skills, and viewpoints, as well as traditional diversity concepts such as race and gender.
Below is an overview of the diversity statistics for our Board:
Board Diversity Matrix (As of April 28, 2023)
Total Number of Directors: 7
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	5	—	—
Part II: Demographic Background
African American or Black	—	1	—	—
Alaskan Native or Native American	—	—	—	—
Asian	—	—	—	—
Hispanic or LatinX	—	—	—	—
Native Hawaiian or Pacific Islander	—	—	—	—
White	2	4	—	—
Two or more races or ethnicities	—	—	—	—
LGBTQ+	—
Did not disclose demographic background	—
Pursuant to our Corporate Governance Guidelines, directors should possess personal and professional integrity, have good business judgment, relevant experience and skills and be an effective director in conjunction with the full Board in collectively serving the long-term interests of Company stockholders. Directors should be committed to devoting sufficient time and energy to diligently performing their duties as directors.
In evaluating director candidates, our Corporate Governance Guidelines provide that the following general criteria will be considered by the Nominating and Corporate Governance Committee and the Board:
•
current or recent experience as a senior executive of a public company or as a leader of another major complex organization;

•
business and financial expertise;

•
experience as a director of a public company;

•
current or prior animal health or pet industry experience;

•
government entity or regulatory experience;

•
independence;

•
current employment;

•
diversity with respect to viewpoints, background, experience, skill, education, national origin, gender, race, age, culture, and current affiliations; and

•
personal and professional ethics and integrity, independent thought, practical wisdom, and mature judgment.

None of these criteria should be construed as minimum qualifications for director selection nor is it expected that director nominees will possess all of the criteria identified. Rather, these criteria represent the range of complementary talents, backgrounds, and experiences that the Board believes would contribute to the effective functioning of the Board. In addition, in composing a well-rounded Board, the Board and the Nominating and Corporate Governance Committee look for those individuals who would bring a variety of complementary skills to allow formation of a Board that possesses the appropriate skills and experience to oversee the Company’s business.

12   2023 Proxy Statement

CORPORATE GOVERNANCE
Board and Committee Self-Evaluations
Each year our Board conducts a self-evaluation of itself and its committees to assess its performance effectiveness and to identify opportunities for improvement. As part of the self-evaluation process, Board and committee members are asked to provide scores and commentary regarding a variety of topics, including the following: overall Board performance, including strategy, challenges and opportunities; Board and committee meeting logistics and materials; Board and committee culture; risk oversight; and succession planning. Our Board believes that this process supports continuous improvement and provides opportunities to strengthen Board and committee effectiveness. In 2022, we also began annual self-evaluations for each director.

The Nominating and Corporate Governance Committee reviews and updates the board and committee evaluation questionnaire for the following year.	Directors provide written responses to the board and committee evaluation, assessing performance and identifying areas for improvement.	The Nominating and Corporate Governance Committee analyzes evaluation responses and reports on the results to the full Board.	The Board and each Committee discusses the evaluation responses, decide on any action items and formulate plans to address them.
Director Independence
Our Corporate Governance Guidelines provide that a majority of the members of our Board and each member of our Audit, Compensation and Nominating and Corporate Governance Committee meet the independence criteria under NASDAQ Global Market (“NASDAQ”) listing standards. Our Board, following consultation with our Nominating and Corporate Governance Committee, has undertaken a review of the independence of the directors and nominees for director and considered whether any director or nominee has a material relationship with us that could compromise his or her ability to exercise judgment in carrying out his or her responsibilities. As a result of this review, our Board determined that six of our seven current directors, Messrs. Hall, First, Huff and Walker and Mses. O’Loughlin and Lefko, are “independent directors” as defined under the applicable requirements of NASDAQ listing standards and the Securities and Exchange Commission (“SEC”) rules and regulations. In making that determination, our Board considered whether each director and nominee has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Meetings of the Board of Directors
The Board met nine times during 2022. Each of the members of the Board that served during 2022 participated in over 75% of the meetings of the Board and committees on which each Board member respectively served. Members of the Board are expected to attend each Board meeting.
The non-management directors of the Company meet at least quarterly in executive sessions of the Board without management present. Mr. First, the Lead Independent Director, presides over sessions of non-management directors.

PetIQ, Inc.   13

CORPORATE GOVERNANCE
Committees of the Board of Directors
Our Board has a standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The Board determines the membership of each of these committees from time to time, and pursuant to our Corporate Governance Guidelines only outside, independent directors serve on these committees. The current members of each committee are identified in the table below:
Board Committees(1)
Name	Compensation	Audit	Nominating and Corporate Governance
McCord Christensen*
Allan Hall		C
Mark First	C		C
Scott Huff	X		X
Kimberly Lefko		X
Sheryl O’Loughlin	X
Kenneth Walker		X

(1)
“C” = Chair of Committee; “X” = Member of Committee, “*” = Chairman of the Board

Audit Committee Members: Allan Hall (Chairman) Kenneth Walker Kimberly Lefko
Our Audit Committee is composed of Messrs. Hall and Walker and Ms. Lefko, with Mr. Hall serving as committee chair. Our Board has determined that each of Messrs. Hall and Walker and Ms. Lefko meets the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and NASDAQ listing standards. Our Board has also determined that each of Messrs. Hall and Walker and Ms. Lefko qualifies as an “audit committee financial expert” within the meaning of SEC regulations. The primary purpose of the Audit Committee is to discharge the responsibilities of our Board with respect to our accounting, financial and other reporting and internal control practices and to oversee our independent registered public accounting firm and internal audit function. Specific responsibilities of our Audit Committee include:
•
appointing, compensating, retaining and overseeing the work of the independent registered public accounting firm;

•
evaluating the performance of our independent registered public accounting firm and determining whether to retain or terminate its services;

•
determining and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;

•
reviewing and discussing with management and our independent registered public accounting firm the results of the annual audit;

•
reviewing and discussing with management and our independent registered public accounting firm the Company’s quarterly and annual financial statements, including the Company’s disclosures under the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s periodic reports;

•
reviewing with management and our independent registered public accounting firm significant issues that arise, if any, regarding accounting principles and financial statement presentation;

14   2023 Proxy Statement

CORPORATE GOVERNANCE

•
reviewing and discussing with management and our independent registered public accounting firm the Company’s significant accounting policies and practices and any changes thereto;

•
conferring with management regarding the scope, adequacy and effectiveness of our internal controls over financial reporting;

•
discussing with management the process for assessing and managing risks, including the Company’s major financial risk exposures and the steps management has taken to monitor and control such expenses;

•
discussing with management the process for assessing and managing information security risk, and information security best practices, policies, and legal and regulatory compliance;

•
regularly report to the Board and review with the full Board any issues that arise concerning: (a) the quality or integrity of the Company’s financial statements; (b) the Company’s compliance with legal or regulatory requirements; (c) the performance and independence of the Company’s independent auditor; or (d) the performance of the internal audit function;

•
establishing procedures for the receipt, retention and treatment of any complaints we receive regarding accounting, internal accounting controls or auditing matters, and reviewing any such complaints received by the Company; and

•
reviewing and approving related party transactions.

Our Audit Committee met eight times in 2022.

Compensation Committee Members: Mark First (Chairman) Scott Huff Sheryl Oloughlin
Our Compensation Committee is composed of Messrs. First and Huff and Ms. O’Loughlin, with Mr. First serving as committee chair. Our Board has determined that each of Messrs. First and Huff and Ms. O’Loughlin is “independent” within the meaning of applicable NASDAQ listing standards and is a “non- employee director” as defined in Rule 16b-3 under the Exchange Act. The primary purpose of our Compensation Committee is to discharge the responsibilities of our Board to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors, and other senior management, as appropriate. Specific responsibilities of our Compensation Committee include:
•
reviewing and approving corporate performance goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers and evaluating performance in light thereof;

•
determining the compensation and other terms of employment of our Chief Executive Officer and, in consultation with the Chief Executive Officer, other executive officers;

•
administering our equity-based compensation plans and other incentive compensation plans;

•
reviewing and approving the terms of any employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers, as appropriate;

PetIQ, Inc.   15

CORPORATE GOVERNANCE

•
reviewing incentive compensation arrangements to determine whether they encourage excessive risk-taking and reviewing the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate such risk; and

•
reviewing and recommending to our Board the compensation of our directors.

The Compensation Committee also has the authority, in its sole discretion, to select and retain any compensation consultant to be used by the Company to assist with the execution of the Compensation Committee’s duties and responsibilities, or to engage independent counsel or other advisors as it deems necessary or appropriate to carry out its duties. The Compensation Committee did not engage a compensation consultant in 2022.
Our Compensation Committee met four times in 2022.

Nominating and Corporate Governance Committee Members: Mark First (Chairman) Scott Huff
Our Nominating and Corporate Governance Committee is composed of Messrs. First and Huff, with Mr. First serving as committee chair. The responsibilities of the Nominating and Corporate Governance Committee include:
•
identifying individuals qualified to become members of our Board, consistent with criteria included in our Corporate Governance Guidelines;

•
recommending director nominees to the Board;

•
recommending members and chairpersons of committees to the Board;

•
recommending executive officers to the Board;

•
reviewing and making recommendations to the Board regarding the appropriate size, performance, composition, duties, responsibilities and classes of the Board;

•
overseeing the annual self-evaluation of the Board and its committees; overseeing succession planning for the Chief Executive Officer;

•
overseeing a new director orientation program and continuing education program for current directors;

•
overseeing the Company’s corporate governance practices and procedures, including Board tenure and retirement policies, if any.

Our Nominating and Corporate Governance Committee met four times in 2022.

16   2023 Proxy Statement

CORPORATE GOVERNANCE
Criteria for Selection of Directors
The Nominating and Corporate Governance Committee is responsible for:
•
searching for, identifying, evaluating and recommending to the Board candidates to fill new positions or vacancies on the Board and reviewing any candidates recommended to the Board by stockholders if such recommendations are made in compliance with the requirements set forth in the Bylaws; and

•
making recommendations to the Board regarding the selection and approval of nominees for director to be submitted to a stockholder vote at the annual meeting of stockholders of the Company.

Other Committees
Our Board may establish other committees as it deems necessary or appropriate from time to time.
Committee Charters
Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under written charters adopted by the Board. These charters are posted on the “Investor Relations” page of our website, http://ir.petiq.com. The contents of our website are not intended to be incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.
Compensation Committee Interlocks and Insider Participation
None of the members of our Compensation Committee has, at any time, been one of our executive officers or employees.
None of our executive officers currently serves, or has served during the last completed year, as a member of the Board or Compensation Committee (or other committee serving an equivalent function) of another entity that had one or more of its executive officers serving as a member of our Board.
Risk Oversight
The Board’s role in risk oversight at the Company is consistent with the Company’s leadership structure, with management having day-to-day responsibility for assessing and managing risk exposure and the Board and its committees overseeing those efforts. Management has formed a risk committee representing key functions, including human resources, legal, information technology, finance, Services segment, Products segment, operations, and including each of the Company’s significant locations.
The Board oversees our risk management processes directly and through its three committees. The full Board considers specific enterprise-level risk topics, including risks associated with our strategic plan, business operations, capital structure and liquidity, acquisition and capital allocation program and organizational structure. The Board also has delegated risk oversight to its committees, as described below. Each committee reports to the full Board, as appropriate, including if and when a matter rises to the level of a material or enterprise level risk.

PetIQ, Inc.   17

CORPORATE GOVERNANCE
Committee Risk Oversight
Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

The Audit Committee oversees our risk management processes, including the adequacy of disclosures relating to significant risks. The Audit Committee also performs central oversight with respect to financial risks and steps the Company has taken to monitor and control such exposures. In addition, the Audit committee is responsible for oversight of the process for assessing and managing information security risk and information security best practices and policies, which includes cybersecurity risk on which the full Board is briefed at least annually.
We have never experienced a cybersecurity incident.
	The Compensation Committee oversees risks associated with the Company’s compensation policies and practices, including reviewing the Company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discussing the relationship between risk management policies and practices and compensation and evaluating compensation policies and practices that could mitigate any such risk.	The Nominating and Corporate Governance Committee oversees risks associated with corporate governance and board management, including matters related to Board diversity and CEO succession planning.
Board of Directors’ Leadership Structure
Our Corporate Governance Guidelines provide that the role of Chairman of the Board may be held by both management and non-management directors, as recommended by the Nominating and Corporate Governance Committee. The Chairman of our Board is currently our Chief Executive Officer, McCord Christensen. The Board believes that Mr. Christensen is best situated to serve as Chairman because he founded the Company, is the director most familiar with our business and is best suited to lead the discussion and execution of our strategy.
Our Board has appointed Mr. First to serve as Lead Independent Director to preside over meetings of our independent directors, serve as the liaison between our Chairman and the independent directors and perform additional duties as our Board may otherwise determine or delegate from time to time. While serving as Lead Independent Director, Mr. First has followed governance practices established by the Board that support effective communication and effective Board performance. The Lead Independent Director role fosters a Board culture of open discussion and deliberation, with thoughtful evaluation of risks and opportunities to support sound decision-making.
The Board has determined that the current Board leadership structure is appropriate for PetIQ for the following reasons:
•
the current structure is working well and the Lead Independent Director is highly effective in his role;

•
there are effectiveness and efficiency advantages of having a Chairman of the Board with the Chief Executive Officer’s significant knowledge of the Company’s history, customers and market opportunities, and extensive retail industry strategy experience;

•
the Board has open discussions and thoughtful deliberations, especially in the evaluation of risk and in support of sound decision-making;

•
the current size, focus, and organizational structure of the Company allows the Chairman of the Board and Chief Executive Officer roles to be effectively combined; and

18   2023 Proxy Statement

CORPORATE GOVERNANCE
•
the independent directors meet regularly in private sessions to discuss issues regarding the Company under the leadership of the Lead Independent Director.

Corporate Governance Documents
The Board has adopted Corporate Governance Guidelines, a Code of Ethics for Senior Financial Officers and a Code of Business Conduct and Ethics. We are committed to high standards of business integrity and corporate governance. All of the Company’s corporate governance documents are published on the Company’s website at http://ir.petiq.com and are also available upon request from the Corporate Secretary. The Board regularly reviews corporate governance developments and modifies the Company’s corporate governance documents from time to time. We recently made substantial edits to various policies. Please see the Environmental, Social and Governance section of this Proxy Statement.
If we make any substantive amendments to our Code of Ethics or grant any of principal executive officer, principal financial officer and principal accounting officer or controller or person performing similar functions any waiver, including any implicit waiver, from a provision of our Code of Ethics, we will disclose the nature of the amendment or waiver on our website or in a Current Report on Form 8-K.
The contents of our website are not intended to be incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.
Communications with the Board of Directors
The Board welcomes communications from the Company’s stockholders and other interested parties. Pursuant to our Corporate Governance Guidelines, stockholders and any other interested parties may send communications to the Board, any committee of the Board, the Chairman of the Board, the Lead Independent Director or any other director in particular to PetIQ, Inc., Attention: Corporate Secretary, 230 East Riverside Drive, Eagle, Idaho 83616. Stockholders and any other interested parties should mark the envelope containing each communication as “Stockholder Communication with Directors” and clearly identify the intended recipient(s) of the communication. The Secretary of the Company will review each communication received from stockholders and other interested parties and will forward the communication, as expeditiously as reasonably practicable, to the addressees if: (1) the communication complies with the requirements of any applicable policy adopted by the Board relating to the subject matter of the communication; and (2) the communication falls within the scope of matters generally considered by the Board. To the extent the subject matter of a communication relates to matters that have been delegated by the Board to a committee or to an executive officer of the Company, then the Secretary may forward the communication to the executive officer or Chairman of the committee to which the matter has been delegated. The acceptance and forwarding of communications to the members of the Board or an executive officer does not imply or create any fiduciary duty of the Board members or executive officer to the person submitting the communications.
Director Nomination by Stockholder Procedures
The Nominating and Corporate Governance Committee has the responsibility for reviewing and recommending to the Board candidates for director positions. The Nominating and Corporate Governance Committee will consider nominations made by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director, as described above under “— Criteria for Selection of Directors,” based on whether the nominee is recommended by a stockholder or whether the recommendation comes from another source. Pursuant to Section 1.11 of our Bylaws, nominations of persons for election to the Board at an annual meeting of stockholders may be made by any stockholder of the Company entitled to vote for the election of directors at the meeting who sends a timely notice in writing to our Corporate Secretary. To be timely, a stockholder’s notice must be delivered to, or mailed and received by, our Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that if the annual meeting is more than 30 days prior to the anniversary

PetIQ, Inc.   19

CORPORATE GOVERNANCE
of the preceding year’s annual meeting or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which “public announcement” of the date of such annual meeting is made by the Company. For purposes of the Bylaws, “public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by us with the SEC.
The stockholder’s notice or recommendation is required to contain certain prescribed information about each person whom the stockholder proposes to recommend for election as a director, the stockholder giving notice and the beneficial owner, if any, on whose behalf notice is given. The stockholder’s notice must also include the consent of the person proposed to be nominated and to serve as a director if elected. Recommendations or notices relating to director nominations should be sent to PetIQ, Inc., Attention: Corporate Secretary, 230 East Riverside Drive, Eagle, Idaho 83616. A copy of our Bylaws has been filed as Exhibit 3.1 to our Current Report on Form 8-K with the SEC on October 31, 2022.

20   2023 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
As an integrated manufacturer and distributor of pet products and a trusted provider of veterinary services, PetIQ is dedicated to giving pet parents convenient access to affordable care that enhances the lives of their pets. We are committed to developing products that are safe, innovative, effective, accessible, and environmentally friendly. Much like our business, our environmental, social and governance (“ESG”) priorities are guided by our core values — commitment, quality, integrity, and teamwork. Within the organization and in our interactions with partners and retailers, we strive to maintain strong standards of safety, health, security, and environmental protection to reduce energy consumption from non-renewable sources, reduce workplace risk, minimize employee hazards, product losses, and community exposure to hazardous substances.
2022 Highlights
In 2022, we deepened our commitment to ESG by establishing and enhancing key policies to manage relevant environmental, social and governance risks. We conducted an analysis of our current programs and industry standards to strengthen our policies and initiatives across the organization. Our policies and additional information about our ESG program can be found on our Corporate Governance/ESG webpage at https://ir.petiq.com/corporate-governance/highlights. The contents of our website are not intended to be incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.
2022 Highlights:
•
Implemented a new Environment, Health and Safety Policy

•
Implemented a new Anti-Bribery & Anti-Corruption Policy

•
Updated our Insider Training Policy

•
In 2023, we adopted a new Human Rights Policy

ESG Oversight
Our ESG efforts are guided by our C-Suite Executive Vice President, General Counsel overseen by our Board. Our Board is responsible for reviewing and approving ESG policies and provides guidance on our ESG initiatives and priorities. We have assigned specific ESG responsibilities to our Audit Committee by integrating the committee’s oversight of cybersecurity into the charter. We have also added Board members that possess knowledge, skills, and experience, in ESG-related topics, specifically diversity and inclusion.
Our C-Suite Executive Vice President, General Counsel is responsible for providing updates on ESG to the Board on a quarterly basis. The Executive Vice President, General Counsel also maintains oversight of our anti-bribery and anti-corruption program, Environmental Health and Safety Policy, Insider Trading Policy, Code of Ethics for Senior Financial Officers, and Code of Business Ethics.
We have identified a number of subject matter experts and representatives throughout the Company that support our ESG efforts and disclosure. These individuals represent functions including human resources, operations, legal and finance.
We take cybersecurity and data privacy very seriously. We have implemented specific management tools to ensure compliance with applicable regulations and requirements. Our strategy involves a multipronged approach to assessing and addressing cybersecurity risks. We continually invest in protecting, monitoring, alerting and mitigating cybersecurity risks, including through our robust information security training and compliance programs and regular employee training. We have never experienced a cybersecurity incident on our business or operations.

PetIQ, Inc.   21

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Environmental, Health and Safety
We strive to develop products that are safe, effective and environmentally friendly. Throughout our operations, we are committed to reducing workplace hazards and managing environmental risks. In 2022, we implemented a new Environmental, Health & Safety Policy to formalize and communicate our standards to uphold occupational safety, mitigate health risks and protect the environment throughout our operations.
All Company locations must remain in compliance with the Occupational Safety and Health Act (“OSHA”) and other applicable federal and state regulatory safety requirements. Any violations of regulatory requirements or health and safety performance are monitored by PetIQ’s Regulatory Department and its Environmental Health, Safety and Security Department (EHSS), and any purported violations can be reported to Human Resources, the Legal Department, or through our anonymous employee hotline.
PetIQ is dedicated to implementing responsible practices throughout our entire supply chain. We prioritize the continuous monitoring of materials used in our products, supply chain, and operations. To achieve this, we work closely with our key suppliers and utilize a multidisciplinary approach involving various teams such as Regulatory, Supply Chain, R&D, Product Engineering, and EHS (Environment, Health, and Safety). Our product stewardship approach focuses on minimizing the use of hazardous chemicals and substances of concern, while carefully managing critical materials in our products, packaging, and manufacturing processes to ensure compliance with applicable regulations. Additionally, we keep a close eye on any changes to hazardous chemical requirements and take into consideration customer preferences related to materials of concern in finished goods. Overall, we are committed to upholding high standards for product safety and sustainability across all our operations.
PetIQ is committed to offering outstanding customer support and providing resources that our customers require. We have a team of knowledgeable professionals who are readily available by telephone and email to assist and offer support to our customers. Our team is dedicated to answering any questions and providing guidance on our products whenever needed. We provide support on a wide range of questions, including product usage instructions, dosage guidelines, potential side-effects, and proper storage and handling. With our dedicated team of experts, our customers can rest assured that they are receiving the best possible support and guidance in using our products effectively and safely.
2022 EHS Metrics
•
Electricity: 38,598.52 GJ

•
Natural Gas: 274,649.63 Therms

•
Non-Hazardous Waste: 6,851,738 pounds

•
Hazardous Waste: 4,377 pounds

•
Water: 7,824,832 gallons

•
OSHA Recordable Injuries: 10

•
OSHA Near Misses: 43

The above metrics reflect our manufacturing facilities in Omaha, Nebraska, and Springville, Utah, as well as our distribution center in Daytona Beach, Florida and corporate headquarters in Eagle, Idaho.
PetIQ takes great pride in our commitment to delivering high-quality products and services that meet or exceed customer expectations. One of the key indicators of our success in this regard is our track record of never having a product recall. This achievement is a testament to the rigorous quality control processes and standards that we have in place across our operations. From the sourcing of raw materials and manufacturing processes to the testing and inspection of finished products, we prioritize quality at every step. While we recognize that product recalls are an unfortunate reality for many companies, we are proud of our track record and remain committed to upholding the highest standards of quality and safety in everything we do.

22   2023 Proxy Statement

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
Diversity Equity & Inclusion
PetIQ believes that creating an environment that embraces diverse backgrounds and perspectives leads to a stronger, more engaged workforce. Our commitment to fostering a diverse, equitable, and inclusive environment is key to our mission of providing high quality, innovative solutions that advance the industry and improve the lives of pets and pet parents.
We are proud to highlight our ongoing efforts and commitment to Diversity, Equity, and Inclusion (DEI). Our DEI initiatives are aimed at creating a diverse and inclusive workplace where all employees feel valued, respected, and empowered. Our key DEI initiatives include:
•
Diverse Workforce: We are dedicated to building a diverse workforce that reflects the communities we serve and the customers we support. We actively promote diversity in our recruitment, hiring, and promotion processes, and strive to create an inclusive culture that embraces differences in age, gender, race, ethnicity, sexual orientation, disability, and other characteristics.

•
Inclusive Leadership: We believe that inclusive leadership is critical to fostering a culture of belonging and empowering employees to reach their full potential. We provide training and development opportunities for our leaders to enhance their understanding of DEI principles, unconscious bias, and inclusive leadership practices.

•
Equal Opportunity and Fair Treatment: We are committed to providing equal opportunity and fair treatment to all employees, regardless of their background. We have policies and practices in place to prevent discrimination, harassment, and bias in the workplace, and we take prompt and appropriate action to address any reported concerns.

•
Inclusive Workplace Policies: We have established inclusive workplace policies that promote equal treatment and respect for all employees. These policies include anti-discrimination and anti-harassment policies, and accommodations for employees with disabilities, reasonable accommodation of religious beliefs, among others. We regularly review and update these policies to ensure they align with best practices and reflect our commitment to DEI.

In conclusion, our DEI initiatives are integral to our organizational values, culture, and long-term success. We are committed to promoting diversity, equity, and inclusion at all levels of our organization and fostering a workplace where all employees can thrive, contribute their unique perspectives, and achieve their full potential.
2022 Diversity Metrics:
•
Workforce Gender Diversity: 73.86% female

•
Workforce Racial/Ethnic Diversity: 38.9%

Community & Public Policy Engagement
Throughout the year, we support the communities in which we operate through charitable donations and employee engagement. In 2022, we expanded our charitable contributions to 19 new organizations, including the St. Augustine Humane Society, Midlands Humane Society, and Friends of Costco Guild. We also continued our support of organizations in our communities, such as the Idaho Humane Society Inc., the Idaho Food Bank, and the Flagler Humane Society. In addition to charitable initiatives, we donate excess products to pet shelters and pet rescue partners to reduce wasted product. We also offer opportunities for employees to volunteer within the local community.
We also engage in public policy and lobbying, both directly and indirectly through industry associations, to support our commitment to protect and advocate for pet parents. In 2022, we engaged with and participated in associations including the Household and Commercial Products Association, the Generic Animal Drug Alliance and the National Animal Supplement Council. Our public policy engagement standards are outlined in our Anti-Bribery and Anti-Corruption Policy, which is overseen by our Executive Vice President, General Counsel.

PetIQ, Inc.   23

ENVIRONMENTAL, SOCIAL AND GOVERNANCE
2022 Charitable Contribution & Lobbying Metrics:
•
Charitable Contributions = $128,010

•
Lobbying and Advocacy Groups = $175,644

Governance
We believe in transparent, honest communication, and doing what’s right for our partners, colleagues, pets and pet parents. We are committed to upholding the highest degree of integrity throughout the organizations and have a Code of Business Ethics & Conduct that applies to all employees, officers and directors, including our subsidiaries, regardless of seniority level. The Code of Business Ethics & Conduct, is available on our website at https://ir.petiq.com/corporate-governance/highlights. The contents of our website are not intended to be incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC, and any references to our websites are intended to be inactive textual references only.
In conclusion, our ESG commitments are embedded in our corporate culture and strategic decision-making process. We believe that by prioritizing environmental, social, and governance considerations, we are well-positioned to create sustainable value for our stakeholders, contribute positively to society, and drive long-term, responsible growth.

24   2023 Proxy Statement

NON-EMPLOYEE DIRECTOR COMPENSATION
Summary of Non-Employee Director Compensation Arrangements
Director Compensation
The Company’s non-employee director compensation program consists of the following components:
•
Annual Cash Retainer — for 2022, each non- employee director was entitled to receive an annual cash retainer of $60,000 in consideration for his or her service on the Board.

•
Committee Chair Retainers — in addition, for 2022, each non-employee director serving as the chair of a committee of the Board received a cash fee, as applicable, of $10,000 (for the chairs of the Compensation and Nominating and Corporate Governance Committees) or $20,000 (for the chair of the Audit Committee).

•
Equity Grants — finally, each non-employee director received an annual restricted stock unit award in 2022 with a grant date fair value of $90,000 (rounded up to the nearest whole share), vesting on the one-year anniversary of the date of grant based on continued service as a director through such date.

2022 Non-Employee Director Compensation
The following table presents information regarding the compensation earned or paid during 2022 to our non-employee directors who served on the Board during the year. Employee directors do not receive compensation for their service as members of the Board.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total
Mark First(2)	70,000	90,008	160,008
Allan Hall(3)	60,000	105,550	165,550
Scott Huff	60,000	90,008	150,008
Kimberly Lefko	60,000	90,008	150,008
Sheryl O’Loughlin	60,000	90,008	150,008
Kenneth Walker(4)	60,000	131,408	191,408

(1)
The amounts reported in this column represent (i) for each non-employee director, the grant date fair value of the annual restricted stock unit award granted to each non-employee director on June 24, 2022 and (ii) for Messrs. Hall and Walker, the grant date fair value of their prorated restricted stock unit awards granted on May 26, 2022 and January 11, 2022, respectively, in recognition of each director’s partial-year board service. All annual restricted stock unit awards vest in full on the first anniversary of the grant date, provided that the applicable director continues to serve as a director through such date. Messrs. Hall’s and Walker’s pro-rated restricted stock unit awards vested in full on June 29, 2022. The grant date fair value of each award was calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the restricted stock unit awards, please see Note 9 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. As of December 31, 2022, the following non-employee directors held outstanding equity awards: (i) Mr. First — 5,364 unvested restricted stock units; (ii) Mr. Hall — 5,364 unvested restricted stock units; (iii) Mr. Huff — 5,364 unvested restricted stock units; (iv) Ms. Lefko — 5,364 unvested restricted stock units; (v) Mr. Walker — 5,364 unvested restricted stock units; and (v) Ms. O’Loughlin — 5,364 unvested restricted stock units.

(2)
The cash fees owed to Mr. First were paid to an affiliate of the Eos Funds (as defined below).

(3)
Mr. Hall began serving on the Board effective May 11, 2022.

(4)
Mr. Walker began serving on the Board effective January 6, 2022.

Mr. Christensen, our Chief Executive Officer, is also the Chairman of our Board but does not receive any additional compensation for his service on the Board. See the section titled “Executive Compensation” for more information regarding the compensation earned by Mr. Christensen.

PetIQ, Inc.   25

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth the beneficial ownership of our Common Stock as of April 24, 2023 by:
•
each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Common Stock, on an as-converted basis;

•
each of our named executive officers;

•
each of our directors and director nominees; and

•
all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules include shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of April 24, 2023. These shares are deemed to be outstanding and beneficially owned by the person holding the applicable options for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them. The percentage of shares beneficially owned shown in the table below is based upon 29,369,827 shares of Common Stock outstanding as of April 24, 2023, comprised of 29,125,287 shares of Class A Common Stock and 244,540 shares of Class B Common Stock.
Except as otherwise noted below, the address for persons listed in the table is c/o PetIQ, Inc., 230 East Riverside Drive, Eagle, Idaho 83616.
	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned		Combined Voting Power
	Number	Percentage	Number	Percentage
5% Stockholders
Eos Funds(1)	1,972,687	6.8%	—	—	6.7%
BlackRock, Inc.(3)	1,823,985	6.3%	—	—	6.2%
James Nathan Clarke(3)	1,690,802	5.8%	—	—	5.8%
Applied Fundamental Research, LLC(4)	1,633,862	5.6%	—	—	5.6%
The Vanguard Group(5)	1,590,097	5.5%	—	—	5.4%
Named Executive Officers and Directors
Allan Hall(6)	1,366	*	—	—	*
McCord Christensen(7)	434,126	1.5%	114,027	46.63%	1.5%
Mark First(1)(6)	1,979,793	6.8%	—	—	6.7%
Scott Huff(6)	6,753	*	—	—	*
Kimberly Lefko(6)	3,381	*	—	—	*
Sheryl O’Loughlin(6)	3,381	*	—	—	*
Kenneth Walker(6)	1,922	*	—	—	*
Zvi Glasman(8)	24,537	*	—	—	*
R. Michael Herrman(9)	59,021	*	—	—	*
Michael Smith(10)	103,199	*	—	—	*
Susan Sholtis(11)	21,528	*	—	—	*
Total Executive Officers and Directors as a Group (10 Persons)	2,617,479	8.5%	114,027	46.63%	8.8%

*
less than 1%

(1)
Includes 1,660,344 shares of Class A Common Stock held by Eos Helios Partners IV, L.P. and 312,343 shares of Class A Common Stock held by Eos Partners, L.P. (collectively, the “Eos Funds”), which are affiliates of Eos Management, L.P. As Managing

26   2023 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Director of Eos Management, L.P., Mr. First has voting and investment control over and may be considered the beneficial owner of the Class A Common Stock owned by the Eos Funds. Mr. First disclaims any beneficial ownership of the Class A Common Stock owned by the Eos Funds. The principal business address for the Eos Funds is 437 Madison Avenue, New York, NY 10022. Information contained in the table above and this footnote is based solely on a report on Schedule 13G/A filed with the SEC on February 14, 2022 with respect to the ownership of the Eos Funds.
(2)
The principal business address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Information contained in the table above and this footnote is based solely on a report on Schedule 13/A filed with the SEC on February 1, 2023.

(3)
Includes 353,703 shares of Class A Common Stock held by Labore et Honore LLC and 71,022 shares of Class A Common Stock held by Clarke Capital Partners LLC (collectively, the “Clarke Capital Entities”). Mr. Clarke is the Manager of the Clarke Capital Entities and has voting and investment control over and may be deemed to be the beneficial owner of the shares of Class A Common Stock held by the Clarke Capital Entities. Also includes 239,916 shares of Class A Common Stock owned by the James N. Clarke Irrevocable Trust, the trustee of which is Mr. Clarke’s spouse, Andrea M. Clarke, 924,673 shares of Class A Common Stock held by the JNC 101 Trust, the trustee of which is Mrs. Clarke, and 101,488 shares of Class A Common Stock held by the Andrea M. Clarke Irrevocable Trust, dated December 27, 2012, of which Mr. Clarke is the trustee. The principal business address of the foregoing persons is 5152N Edgewood Drive, Suite 375, Provo, UT 84604. Information contained in the table above and this footnote is based solely on a report on Schedule 13G/A filed with the SEC on February 11, 2022.

(4)
These shares are beneficially owned by Applied Fundamental Research, LLC by serving as the investment manager of AFR Concentrated Value, LP and AFR Value Partners, LP. The general partner of AFR Concentrated Value, LP is AFR CV GP, LLC and the general partner of AFR Value Partners, LP is AFR VP GP, LLC. Theodore Wagenknecht is the managing member of Applied Fundamental Research, LLC, AFR CV GP, LLC and AFR VP GP, LLC The principal business address of Applied Fundamental Research, LLC is 50 Church Street, 5th Floor, Cambridge, MA 02138. Information contained in the table above and this footnote is based solely on a report on Schedule 13G/A filed with the SEC on February 13, 2023.

(5)
The principal business address of The Vanguard Group. is 100 Vanguard Boulevard, Malvern, PA 19355. Information contained in the table above and this footnote is based solely on a report on Schedule 13/A filed with the SEC on February 9, 2023.

(6)
Excludes 5,364 unvested RSUs.

(7)
Includes 341,021 vested non-qualified stock options held by Mr. Christensen and excludes 38,000 unvested non-qualified stock options and 282,409 unvested RSUs. Also, includes shares of Class B Common Stock held by Christensen Ventures, LLC (“Ventures”). Mr. Christensen is the manager of Ventures and exercises voting and investment control over all shares held by Ventures.

(8)
Includes 9,128 vested non-qualified stock options held by Mr. Glasman and excludes 27,385 unvested non-qualified stock options and 79,110 unvested RSUs. Also includes 1,600 shares of Class A Common Stock held by the Zvi and Marlise Glasman Family Trust, of which Mr. Glasman and his spouse are trustees and beneficiaries.

(9)
Includes 44,257 vested non-qualified stock options held by Mr. Herrman and excludes 9,278 unvested non-qualified stock options and 63,261 unvested RSUs.

(10)
Includes 49,862 vested non-qualified stock options held by Mr. Smith and excludes 35,172 unvested non-qualified stock options and 104,411 unvested RSUs.

(11)
Susan Sholtis retired from the Company, effective May 27, 2022. She is included in this table because she is a named executive officer for the year ended December 31, 2022, but she is not counted for purposes of aggregating beneficial ownership of directors and executive officers as a group. Information contained in the table above and this footnote is based solely on a report on Form 4 filed with the SEC on May 10, 2022.

PetIQ, Inc.   27

DELINQUENT SECTION 16(a) REPORTS
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than ten percent stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) forms they file.
Based solely on a review of the reports furnished to the Company and written representations from reporting persons that all reportable transaction were reported, the Company believes that during the fiscal year ended December 31, 2022 the Company’s officers, directors and greater than ten percent owners timely filed all reports they were required to file under Section 16(a) of the Exchange Act, except for a Form 4 for Allan Hall filed on June 22, 2022 with respect to a transaction that occurred on June 14, 2022.

28   2023 Proxy Statement

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies and Procedures for Related Party Transactions
Our Board has a written related party transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. The policy covers any transactions, arrangements or relationships, or any series of similar transactions, arrangements or relationships, in which we are to be a participant and our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our Common Stock and any members of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, as determined by the Audit Committee. Related party transactions include, without limitation, purchases of goods or services by or from the related person or entities in which the related party has a material interest, and indebtedness, guarantees of indebtedness or employment by us of a related party. All related party transactions must be presented to our Audit Committee for review, consideration, and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances as well as the extent of the related party’s interest in the transaction.
Related Party Transactions
Chris Christensen, the brother of CEO, McCord Christensen, acts as the Company’s agent at Moreton Insurance (“Moreton”), which acts as a broker for a number of the Company’s insurance policies. The Company’s annual premium expense, which is paid at a variety of times throughout the year, and is generally paid directly to the relevant insurance company, amounted to $6.6 million in 2022. Amounts paid to Moreton and subsequently transferred to insurance providers, was $6.6 million in 2022.
Katie Turner, the spouse of CEO, McCord Christensen, is the owner of Acadia Investor Relations LLC, (“Acadia”) which acts as the Company’s investor relations consultant. Acadia has been paid $0.2 million for the year ended December 31, 2022.
Mike Glasman, the brother of CFO, Zvi Glasman, acted as a broker in connection with the Company’s entry into a Master Services Agreement with Syndeo, lLC d/b/a Broadvoice (“Broadvoice”) in February 2023 for the provision of certain information technology related services. The amount to be paid to Broadvoice over the 39-month agreement is $0.4 million.
Tax Distributions
Pursuant to the PetIQ Holdings, LLC Agreement, the Company has accrued tax distributions that are payable to certain PetIQ Holdings, LLC members to facilitate such members’ periodic estimated tax obligations. As of December 31, 2022, the Company was not required to make estimated tax distributions pursuant to the PetIQ Holdings, LLC Agreement.

PetIQ, Inc.   29

AUDIT COMMITTEE REPORT
The Audit Committee serves as the representative of the Board with respect to its oversight of:
•
the integrity of our financial statements;

•
our accounting and financial reporting processes;

•
audits of the Company’s financial statements;

•
systems of internal control over financial reporting;

•
compliance with legal and regulatory requirements;

•
our systems and policies to monitor and manage business risk, including major financial risk exposures;

•
the process for assessing and managing information security risk, and information security best practices, policies, and legal and regulatory risk;

•
the independent registered public accounting firm’s appointment, qualifications, independence and compensation; and

•
the performance of our internal audit function.

The Audit Committee also reviews the performance of our independent registered public accounting firm, KPMG, in the annual audit of our consolidated financial statements and in assignments unrelated to the audit, and reviews the independent registered public accounting firm’s fees. In selecting and evaluating an independent registered public accounting firm, the Audit Committee considers such factors as the quality and efficiency of the services provided by the auditor, the auditor’s capabilities and the auditor’s technical expertise and knowledge of the Company’s operations and industry. Each year, the Audit Committee will evaluate the qualifications, performance, tenure, and independence of the Company’s independent auditor and determine, after also considering the impact of a change in auditor, whether to re-engage the current independent auditor. KPMG has audited our financial statements since 2014.
The Audit Committee is currently composed of three independent directors, Messrs. Hall and Walker and Ms. Lefko, each of whom qualifies as an “audit committee financial expert” under the SEC rules.
The Audit Committee provides our Board such information and materials as it may deem necessary to make our Board aware of financial matters requiring the attention of our Board. The Audit Committee reviews our financial disclosures and meets privately, outside the presence of our management, with our independent registered public accounting firm. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in our 2022 Annual Report with management, including a discussion of accounting principles, the reasonableness of significant judgments made in connection with the audited consolidated financial statements, and disclosures in the consolidated financial statements. The Audit Committee reports on these meetings to our Board.
Our management has primary responsibility for preparing our consolidated financial statements and for our financial reporting processes. In addition, our management is responsible for establishing and maintaining adequate internal control over financial reporting.
The Audit Committee reports as follows:
(1)
The Audit Committee has reviewed and discussed the audited consolidated financial statements for fiscal year 2022 with our management.

(2)
The Audit Committee has discussed with KPMG, our independent registered public accounting firm for fiscal year 2022, the matters required to be discussed under the Public Company Accounting Oversight Board (“PCAOB”) standards.

(3)
The Audit Committee has received the written disclosures and the letter from KPMG pursuant to applicable requirements of the PCAOB regarding the independent accountant’s communications

30   2023 Proxy Statement

AUDIT COMMITTEE REPORT
with the Audit Committee concerning independence, and has discussed with KPMG its independence, including whether the provision of non-audit services to us is compatible with its independence.
The Audit Committee has adopted a policy that requires pre-approval of all audit, audit-related, tax services, and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee (or by one or more members of the Audit Committee pursuant to any delegated authority) of specifically defined audit and non-audit services.
Unless the specific service has been previously pre-approved with respect to that fiscal year, the Audit Committee (or any member or members of the Audit Committee with such delegated authority) must approve the specific service before the independent registered public accounting firm is engaged to perform such services for us.
Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in PetIQ’s Annual Report on Form 10-K, for the fiscal year ended December 31, 2022, for filing with the SEC.
The foregoing report was submitted by the Audit Committee of the Board and shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A promulgated by the SEC or Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.
Respectfully submitted by:
THE AUDIT COMMITTEE
Allan Hall (Chair)
Kimberly Lefko
Kenneth Walker

PetIQ, Inc.   31

PROPOSAL TWO:
RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S INDEPENDENT AUDITORS
Recommendation of the Board
The Board recommends that stockholders vote “FOR” the ratification of the Company’s independent auditors.
The Audit Committee has selected KPMG as the Company’s independent accountants for fiscal year 2023, and the Board is asking stockholders to ratify that selection. Although current law, rules, and regulations, as well as the charter of the Audit Committee, require the Audit Committee to engage, retain, and supervise the independent accountants, the Board considers the selection of the independent accountants to be an important matter of stockholder concern and is submitting the selection of KPMG for ratification by stockholders as a matter of good corporate practice. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting and entitled to vote on the proposal is required to ratify the selection of KPMG as the Company’s independent accountant for the current fiscal year.
Fees Paid to Independent Accountants
The following table sets forth the aggregate fees billed for various professional services rendered by KPMG:
	2022	2021
Audit Fees(1)	$2,195,000	$2,081,254
Audit-Related Fees(2)	$1,053,700	$—
Tax Fees(3)	$—	$—
All Other Fees(4)	$—	$—
Total Fees	$3,248,700	$2,081,254

(1)
Audit fees include fees associated with the annual audit of our consolidated financial statements and reviews of the Company’s quarterly reports on Form 10-Q and other services that are normally provided by the independent accountants in connection with our regulatory filings.

(2)
Audit-related fees relate to acquisition related due diligence services.

(3)
Tax fees include services related to tax compliance, and tax advice.

(4)
All other fees include fees for all other services that are not reported above and are primarily related to financial due diligence services.

All services listed in the above table were approved by the Audit Committee.
We expect representatives of KPMG to be available at the Annual Meeting. They will have the opportunity to make a statement at the Annual Meeting if they desire to do so and will be available to respond to appropriate questions.

32   2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
Overview of Compensation Program
The Compensation Committee of our Board of Directors, which we refer to herein as the “Committee,” is responsible for establishing, implementing and continually monitoring adherence with our compensation philosophy and executive compensation programs. The Committee strives to ensure that the total compensation paid to our executive officers is fair, reasonable and competitive. Generally, the types of compensation and benefits provided to our executive officers, including the named executive officers, are similar to those provided to executive officers at comparable companies in similarly situated positions.
Named Executive Officers
For 2022, our named executive officers and their respective titles are as follows:
•
McCord Christensen, Chief Executive Officer

•
Zvi Glasman, Chief Financial Officer

•
Michael Smith, President and Chief Operating Officer

•
R. Michael Herrman, Executive Vice President, General Counsel & Corporate Secretary

•
Susan Sholtis, Former President

Ms. Sholtis retired as the Company’s President effective May 27, 2022. Ms. Sholtis entered into a transition support agreement with the Company, dated May 4, 2022, pursuant to which she agreed to remain available to the Company on an as needed basis through September 30, 2022. A description of the compensation arrangement with Ms. Sholtis in connection with the transition can be found under the heading “Retirement of Susan Sholtis.” The Board promoted Mr. Smith to the titles of President and Chief Operating Officer effective June 1, 2022. Mr. Smith previously served as the Company’s Executive Vice President — Products.
Compensation Philosophy and Objectives
The Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of our specific annual, long-term and strategic goals, and which aligns executives’ interests with those of our stockholders by rewarding performance above established goals, with the ultimate objective of improving stockholder value. The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives at companies with, among other things as discussed in greater detail below, similarly sized revenues. To that end, the Committee believes that executive compensation packages provided by us to our executives, including to our named executive officers, should include both cash and equity-based compensation that rewards performance as measured against established goals.
Role of Executive Officers in Compensation Decisions
Our Chief Executive Officer annually reviews the performance of each of our named executive officers (other than the Chief Executive Officer, whose performance is reviewed by the Committee). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual incentive award target and actual payout amounts, are presented to the Committee, which has the discretion to modify any recommended adjustments or awards to executives.
The Committee has final approval over all compensation decisions for our named executive officers and approves recommendations regarding cash and equity awards to all of our executive officers.

PetIQ, Inc.   33

COMPENSATION DISCUSSION AND ANALYSIS
Stockholder Feedback
At our 2022 annual meeting of stockholders, a strong majority of our stockholders approved our executive compensation structure in a “say-on-pay” advisory vote, with over 86% voting in favor of our executive compensation structure. As a result of the 2022 vote, the Committee determined to continue its pay philosophy and practices.
Setting Executive Compensation
Based on the foregoing objectives, the Committee has structured our executive compensation programs to motivate our executives to achieve the business goals set by us and to reward the executives for achieving these goals. In evaluating executive compensation, the Committee considers a variety of factors, including market demands, internal equity and external surveys which provide insight into and guidance on the pay practices of similar companies. While survey data provides us with a helpful guideline, we do not make compensation decisions based on any single factor.
Executive Compensation Components
The principal components of compensation for our named executive officers are:
•
base salary;

•
annual incentives; and

•
long-term incentive awards.

Base Salary
We provide our named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries established for our named executive officers are intended to reflect each individual’s responsibilities, experience, historical performance and other discretionary factors deemed relevant by the Committee and have generally been set at levels deemed necessary to attract and retain individuals with superior talent. Base salaries are also designed to provide our named executive officers with steady cash flow during the course of the fiscal year that is not contingent on short-term variations in the Company’s operating performance. The initial base salary for our named executive officers is established in their employment agreements.
Salary levels are reviewed annually as part of our performance review process as well as upon a promotion or other material change in job responsibility. Merit-based increases to salaries of the executives, including our named executive officers, are based on the Committee’s assessment of the individual’s performance.
In reviewing base salaries of our executives, the Committee primarily considers:
•
historical base salary levels;

•
scope and/or changes in individual responsibility;

•
internal analysis of the executive’s compensation, both individually and relative to other officers; and

•
individual performance of the executive.

The Committee reviews these criteria collectively but does not assign a weight to any criterion when setting base salaries. Each base salary adjustment is made by the Committee subjectively based upon the foregoing.
In October 2021, the Committee approved a base salary increase of 5% for each then-serving named executive officer, effective January 1, 2022, to reflect cost of living adjustments and inflation. In April 2022, the Committee approved an additional base salary increase for each of Messrs. Smith and Herrman, effective June 1, 2022. Mr. Smith’s additional increase was intended to reflect the significant expansion of his responsibilities in connection with his promotion to President and Chief Operating Officer on June 1,

34   2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
2022, and Mr. Herrman’s additional increase was in recognition of the broad expansion of his managerial role in June 2022 from overseeing solely the Company’s legal department to also overseeing the Company’s quality and regulatory departments. The following table sets forth the 2021 and 2022 annual base salary rates for the named executive officers.
Name	2021 Base Salary Rate ($)	2022 Base Salary Rate ($)	Percentage Increase
McCord Christensen	950,000	997,500	5.0%
Zvi Glasman(1)	—	525,000	—
Michael Smith	500,000	700,000	40.0%
R. Michael Herrman	400,000	450,000	12.5%
Susan Sholtis	550,000	577,500	5.0%

(1)
Mr. Glasman joined the Company in January 2022.

Annual Incentives
Our named executive officers are eligible for annual cash bonuses based on Company performance and individual performance, with payment amounts determined by the Committee based on the Committee’s assessment of performance for the applicable year. The annual incentive plan is intended to focus the entire organization on meeting or exceeding the annual performance goals that are set during the early part of each year and approved by the Committee, while also providing significant opportunity to reward individual contributions.
Each named executive officer is assigned an annual target bonus opportunity for an annual cash bonus expressed as a percentage of such executive’s base salary. An executive’s target annual incentive percentage generally increases as his or her ability to affect the Company’s performance increases. Consequently, as an executive’s responsibilities increase, his or her variable compensation in the form of an annual cash bonus also increases, generally making up a larger portion of the executive’s total compensation. Our Chief Executive Officer’s annual cash bonus is 100% based on the Company’s achievement of performance against predetermined goals. For each of our other named executive officers, their annual cash bonuses are 50% dependent on the Company’s achievement of performance against predetermined goals and 50% dependent on an individual’s performance, the achievement of which is determined at the discretion of the Committee. Our named executive officers (other than the Chief Executive Officer) may be eligible for an annual cash bonus in excess of target based on outstanding individual performance, but in no event may such bonus exceed 150% of the executive’s annual target bonus opportunity.
The following table sets forth the 2022 annual target bonus opportunities for the named executive officers.
Name	Target Bonus as % of Base Salary	Target Bonus ($)
McCord Christensen	100%	997,500
Zvi Glasman	100%	525,000
Michael Smith	100%	700,000
R. Michael Herrman	100%	450,000
Susan Sholtis(1)	100%	577,500

(1)
Ms. Sholtis retired in May 2022 and thus was not eligible to receive a 2022 annual cash bonus.

For 2022, the Committee determined to use Segment Adjusted EBITDA (the same measure referred to as Adjusted EBITDA in prior periods) as the sole annual incentive performance measure because it is the primary measure used to evaluate the effectiveness of the management team’s business strategies and it allows for improved comparability over prior periods due to significant growth in the Company’s new wellness centers. Segment Adjusted EBITDA is utilized solely for determining incentive compensation and is defined as Adjusted EBITDA, a non-GAAP financial measure (see Appendix A, “Reconciliation of non-GAAP Financial Measures” for information regarding Adjusted EBITDA and a reconciliation to net income, the most directly comparable GAAP measure), as further adjusted to include non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses.

PetIQ, Inc.   35

COMPENSATION DISCUSSION AND ANALYSIS
In February 2022, the Committee set a Segment Adjusted EBITDA target for 2022 of $100 million, and the Committee determined that the 2022 annual cash bonuses would be payable based on Segment Adjusted EBITDA reaching the performance levels set forth in the table below, with linear interpolation being used between the specified performance levels to determine the bonus payout percentage.
Level of Achievement of Segment Adjusted EBITDA Target	Bonus Payout Percentage
85% or less	0%
100%	100%
115% or above	150%
In July 2022, after considering the Company’s revised outlook for 2022 in light of slowing overall category growth and changes in consumer spending given the macroeconomic climate, the Committee determined to exercise its discretion to revise the Segment Adjusted EBITDA target for 2022 to $94 million.
Segment Adjusted EBITDA achieved by the Company for 2022 was $94.1 million, which resulted in performance results of approximately 100% of the Segment Adjusted EBITDA target. With respect to the individual performance component, after considering each eligible named executive officer’s contribution to the Company’s 2022 performance, particularly in light of industry headwinds and macroeconomic conditions, the Committee determined that each eligible named executive officer (other than the Chief Executive Officer, whose 2022 annual cash bonus was 100% based on the Company’s achievement of the Segment Adjusted EBITDA target) earned 100% of the individual performance component of their respective 2022 annual cash bonuses.
The following table sets forth the 2022 annual cash bonuses earned by the named executive officers included therein.
Name	2022 Annual Incentive Payout Percentage (% of Target)	2022 Annual Bonus ($)
McCord Christensen	100%	997,500
Zvi Glasman	100%	525,000
Michael Smith	100%	700,000
R. Michael Herrman	100%	450,000
Long-Term Incentive Awards
We established the Amended and Restated 2017 Omnibus Incentive Plan (as subsequently amended, the “Omnibus Plan”) in connection with our initial public offering in 2017, pursuant to which cash and equity-based incentives (including through an annual incentive program) may be granted to participating employees, directors and consultants. The principal purposes of the Omnibus Plan are to encourage profitability and growth through short-term and long-term incentives that are consistent with our objectives; to give participants an incentive for excellence in individual performance; to promote teamwork among participants; and to give us a significant advantage in attracting and retaining key employees, directors and consultants. Our Omnibus Plan provides for the grant of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonqualified stock options, stock appreciation rights, restricted shares, restricted stock units, performance-based awards (including performance-based restricted shares and performance units), and other stock or cash-based awards.
In August 2018, the Committee adopted a long-term incentive award program (the “LTI Program”) under the Omnibus Plan, pursuant to which equity awards are made on an annual basis to certain employees of the Company, including our named executive officers. Each participant has an LTI target representing a percentage of base salary that is used to determine the total grant date value of the participant’s LTI Program award. Whether a participant receives 100% of their LTI Program target is determined as follows at the beginning of each fiscal year: (1) 50% of a participant’s LTI award will be awarded at target if the participant remains employed by the Company on the grant date (“Service-Based Condition”) and (2) 50% of a participant’s LTI award will be awarded at predetermined threshold, target or maximum performance levels based on the level of Segment Adjusted EBITDA achieved by the Company in the

36   2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
year prior to the year of grant, as compared to the Segment Adjusted EBITDA budget set for each year by the Committee (“Performance-Based Condition”).
The Committee determined that the amount of an eligible named executive officer’s 2022 LTI award subject to the Performance-Based Condition would be based on Segment Adjusted EBITDA reaching the performance levels set forth in the table below, with linear interpolation being used between the specified performance levels to determine such amount.
Performance Level	Level of Achievement of Segment Adjusted EBITDA Based Against Budget	Percentage of Performance-LTI Target Awarded
Threshold	More than 85%	50%
Target	100%	100%
Maximum	115% or above	115%
The Segment Adjusted EBITDA budget set by the Committee for 2021 was $98 million. In determining the amount of the performance-based portion of the 2022 LTI awards, consistent with our pay-for-performance philosophy of providing incentive awards for delivering operating results, the Committee deemed it appropriate to exclude from the Company’s financial performance results (i) a portion of the estimated impact of the COVID-19 pandemic, (ii) the impact of the loss of certain distribution rights and (iii) the payment of an R&D milestone payment, as each constituted a significant unplanned, unbudgeted item. Factoring in such exclusions, the Segment Adjusted EBITDA achieved by the Company in 2021 was $109.9 million, which resulted in performance results of approximately 112% of target. Despite the above-target performance on an as adjusted basis, the Committee determined to exercise negative discretion and limit the amount of each 2022 LTI award based on the Performance-Based Condition to 100% of target.
The following table sets forth the 2022 LTI award opportunities for the named executive officers. Since the Service-Based Condition and the Performance-Based Condition were both achieved at target for the named executive officers, they were eligible to receive 100% of their respective 2022 LTI award opportunities:
Name	2022 LTI Award Opportunity (% of 2021 Base Salary)
McCord Christensen	200%
Zvi Glasman(1)	—
Michael Smith	100%
R. Michael Herrman	100%
Susan Sholtis	100%

(1)
Mr. Glasman joined the Company in January 2022 and thus was not eligible to receive a 2022 LTI award.

The 2022 LTI awards granted to the Company’s named executive officers in February 2022 consisted solely of restricted stock units, which vest ratably in annual installments over four years from the date of grant, generally based on a participant’s continued employment with the Company through each vesting date. For the 2022 LTI awards, the Committee determined to eliminate nonqualified stock options from the grant mix in favor of restricted stock units to better manage the dilutive effect of our LTI program and to provide additional retention incentive. In addition, prior to the 2022 LTI awards being granted, the Committee determined to reduce the amount of each 2022 LTI award after considering the impact of our then-current stock price on our share availability and usage.

PetIQ, Inc.   37

COMPENSATION DISCUSSION AND ANALYSIS
Based on their respective 2022 LTI award opportunities, each named executive officer received a grant of restricted stock units pursuant to the LTI Program in 2022 in the amount set forth below:
Name	Restricted Stock Units (#)
McCord Christensen	90,476
Zvi Glasman(1)	—
Michael Smith	23,810
R. Michael Herrman	19,048
Susan Sholtis	26,190

(1)
Mr. Glasman joined the Company in January 2022 and thus was not eligible to receive a 2022 LTI award.

Zvi Glasman New Hire Awards
Mr. Glasman commenced serving as our Chief Financial Officer in January 2022. In connection with his hire, on January 3, 2022, Mr. Glasman received (1) a new hire grant of 36,513 restricted stock units and (2) a new hire grant of 36,513 non-qualified stock options, each of which vests ratably in annual installments over four years from the date of grant, generally subject to Mr. Glasman’s continued employment with the Company through each vesting date.
Retirement of Susan Sholtis
Ms. Sholtis retired from the Company effective May 27, 2022. In connection with her retirement, Ms. Sholtis entered into a transition support agreement and general release on May 6, 2022, which provided for Ms. Sholtis’s resignation from employment with the Company on May 27, 2022 and provided that she would remain available to the Company on an as needed basis to ensure a smooth transition through September 30, 2022. Following her retirement, Ms. Sholtis became entitled to receive the following benefits, pursuant to the transition support agreement, in exchange for entering into the transition support agreement, extending the restrictive period of her restrictive covenants from one year to two years and her execution and non-revocation of a general release in favor of the Company: (i) salary continuation for 12 months; (ii) up to 24 months of COBRA premiums for herself and her eligible dependents; (iii) continued vesting of all options and restricted stock units granted to Ms. Sholtis as if she were employed by the Company up to and including May 27, 2023; and (iv) an extended exercise period for all outstanding options through May 27, 2024.
Retirement Plan
We maintain a qualified defined contribution 401(k) plan in which all of our eligible employees, including our named executive officers, may participate. In 2022, the Company matched contributions up to the first 4% of a participant’s eligible deferred compensation under the 401(k) plan (increased from 3% in 2021).
Limited Perquisites
We provide named executive officers with limited perquisites that we and the Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions.
Employment Agreements and Severance Benefits
We provide our named executive officers with certain severance protections in their employment agreements in order to attract and retain an appropriate caliber of talent for such positions. Our employment agreements with the named executive officers and the severance provisions set forth therein are summarized below under “— Executive Employment Arrangements” and “— Potential Payments upon Termination or Change in Control.” We intend to periodically review the level of the benefits in these agreements.
Hedging and Pledging Disclosure
The Company’s Insider Trading Policy (the “Policy”) prohibits directors and officers designated as “officers” for purposes of Section 16 under the Securities Exchange Act of 1934, as amended (together, the

38   2023 Proxy Statement

COMPENSATION DISCUSSION AND ANALYSIS
“Section 16 Reporting Persons”) from (i) entering into hedging or monetization transactions involving our Company stock and (ii) holding our Company stock in a margin account or pledging our Company stock as collateral for a loan. An excerpt from the Policy is set forth below:
Margin Accounts and Pledges. Section 16 Reporting Persons may not pledge any Company securities as collateral for a loan and such person may not hold Company securities as collateral in a margin account. Such persons may not have control over these transactions as the securities may be sold at certain times without such person’s consent. A margin or foreclosure sale that occurs when a person subject to this policy is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. This provision shall not apply with respect to members of the Company’s Board of Directors who may indirectly engage in such transactions in a professional capacity.
Hedges and Monetization Transactions. Section 16 Reporting Persons may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may permit a person to own Company securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s stockholders generally.
Clawback Policy
The Company maintains a formal clawback policy (the “Clawback Policy”) that applies to all “Incentive-Based Compensation” granted to any “Executive Officer”, in each case as such term is defined in rules or regulations issued by the U.S. Securities and Exchange Commission or any national securities exchange or national securities association on which shares of the common stock of the Company may be traded, in connection with Section 10D of the Exchange Act, as added by Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act, as amended (the “Dodd-Frank Act”).
In the event that the Company is required by applicable U.S. federal securities laws to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under such securities laws, the Company will recover from such Executive Officer who received Incentive-Based Compensation during the three-year period preceding the date on which the Company is required to prepare an accounting restatement, based on the erroneous data, the amount, if any, in excess of what would have been paid to the Executive Officer under the accounting restatement. If the Compensation Committee cannot determine the amount of excess Incentive-Based Compensation received by an Executive Officer directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement and will determine, in its sole discretion, the method for recouping Incentive-Based Compensation. In determining what actions to take, the Compensation Committee shall take into account all relevant factors, including whether the Executive Officer engaged in fraud, misconduct or other bad-faith action that caused or partially caused the need for the restatement.
In addition, the Compensation Committee may dismiss the Executive Officer, authorize legal action, or take such other action to enforce the Executive Officer’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.
The Clawback Policy is administered by the Compensation Committee, which has the sole discretion in making all determinations under the Clawback Policy, which shall be binding on all individuals.
The SEC recently adopted final rulemaking implementing the provisions of the Dodd-Frank Act relating to recoupment of incentive-based compensation that will require further rulemaking by Nasdaq. We will monitor the listing standards adopted by Nasdaq and amend the Clawback Policy as necessary to reflect the final Nasdaq listing rules during the required timeframe in compliance with those standards.
Tax and Accounting Implications
One of the factors the Committee considers when determining executive compensation is the anticipated tax treatment to the Company and to the executives of the various payments and benefits. Section 162(m)

PetIQ, Inc.   39

COMPENSATION DISCUSSION AND ANALYSIS
of the Internal Revenue Code (“Section 162(m)”) generally provides that a publicly held company may not deduct compensation paid to certain covered executive officers to the extent that such compensation exceeds $1,000,000 per executive officer in any year. While the Committee generally considers this limit when determining compensation, there are instances in which the Committee has concluded, and reserves the discretion to conclude in the future, that it is appropriate to exceed the limitation on deductibility under Section 162(m) to ensure that executive officers are compensated in a manner that it believes to be consistent with the Company’s best interests and those of its stockholders. The Committee also considers the accounting treatment of the cash and equity awards in making decisions about the awards that it grants and maintains.

40   2023 Proxy Statement

COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.
Respectfully submitted by:
THE COMPENSATION COMMITTEE
Mark First, Committee Chair
Scott Huff
Sheryl O’Loughlin

PetIQ, Inc.   41

SUMMARY COMPENSATION TABLE
The following Summary Compensation Table discloses the compensation information for fiscal years 2020 through 2022 for our principal executive officer (“PEO”), principal financial officer (“PFO”) and the three most highly compensated executive officers other than the PEO and PFO who were serving as executive officers at the end of the last completed fiscal year (collectively, the “named executive officers”).
Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
McCord Christensen Chief Executive Officer	2022	997,500	1,880,996	—	997,500	—	3,875,996
	2021	950,000	949,982	660,009	950,000	11,300	3,521,291
	2020	817,808	442,754	314,220	800,000	23,328	2,398,110
Zvi Glasman(5) Chief Financial Officer
	2022	525,000	800,000	333,749	525,000	11,048	2,184,701
Michael Smith President and Chief Operating Officer(6)	2022	623.942	495,010	—	700,000	11,392	1,830,345
	2021	500,000	1,323,012	173,683	725,000	5,192	2,726,887
	2020	430,385	123,196	84,654	311,250	28,958	978,443
R. Michael Herrman Executive Vice President, General Counsel and Secretary	2022	439,961	396,008	—	450,000	10,000	1,295,969
	2021	400,000	200,017	138,949	400,000	—	1,138,966
	2020	326,346	142,998	98,260	236,250	—	803,854
Susan Sholtis(6) Former President	2022	222,115	544,490	—	—	362,492	1,129,098
	2021	550,000	2,421,010	191,050	650,000	4,719	3,816,779
	2020	465,385	229,534	157,717	450,000	8,206	1,310,842

(1)
The amounts reported in the “Stock Awards” column for 2022 represent the grant date fair value of the restricted stock unit awards granted to the named executive officers, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the restricted stock unit awards, please see Note 9 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(2)
The amounts reported in the “Option Awards” column for 2022 represent the grant date fair value of the stock option awards granted to the named executive officers, calculated in accordance with FASB ASC Topic 718. For a discussion of the assumptions and methodologies used in calculating the grant date fair value of the stock option awards, please see Note 9 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

(3)
The amounts reported in the “Non-Equity Incentive Plan Compensation” column for 2022 represent the amounts earned under the Company’s 2022 annual incentive program based on achievement of the applicable Segment Adjusted EBITDA target, as described above in the Compensation Discussion and Analysis under the heading, “Annual Incentives.”

(4)
The amounts reported in the “All Other Compensation” column for 2022 represent employer matching contributions under the Company’s 401(k) plan, except for amounts reported for Mr. Herrman, who received compensation of $10,000 related to club membership initiation fees and membership dues and amounts reported for Ms. Sholtis, who received compensation of $355,385 in severance payments.

(5)
Mr. Glasman became the Company’s Chief Financial Officer on January 3, 2022. Mr. Glasman was not a named executive officer in 2020 or 2021 and thus, only 2022 compensation information is shown for him in this table.

(6)
Ms. Sholtis retired as the Company’s President on May 27, 2022. On June 1, 2022, the Company appointed Mr. Smith to be the Company’s new President and Chief Operating Officer, effective upon such date.

Executive Employment Arrangements
A summary of our current at-will employment agreements with our named executive officers is set forth below. For a description of the severance provisions of the employment agreements, see “— Potential Payments upon Termination or Change in Control” below.
McCord Christensen
Effective May 31, 2012, Mr. Christensen entered into an employment agreement with the Company, which was amended and restated effective May 9, 2019. Under the amended agreement, Mr. Christensen will

42   2023 Proxy Statement

SUMMARY COMPENSATION TABLE
continue to serve as Chief Executive Officer for a term of three years, plus automatic one-year renewals thereafter unless any party provides notice of intent not to renew the agreement. The amended agreement provides for an initial base salary of $515,000 per year and eligibility to receive annual cash bonuses in the discretion of the Board with a target bonus equal to 100% of his annual base salary. Mr. Christensen is also eligible to participate in and receive awards under the 2017 Omnibus Incentive Plan (the “Omnibus Plan”), as determined by the Compensation Committee in its discretion.
Mr. Christensen is subject to certain restrictive covenants, including provisions regarding non-competition and non- solicitation of employees, independent contractors, clients, customers or suppliers, while employed by the Company and for a period three years following the termination of employment.
Zvi Glasman
Effective January 3, 2022, Mr. Glasman entered into an employment and non-competition agreement with the Company. Pursuant to the agreement, Mr. Glasman will serve as Chief Financial Officer of the Company for a term of one year, plus automatic one-year renewals thereafter unless any party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $525,000 per year and eligibility to receive annual cash bonuses in the discretion of the Compensation Committee of the Board with a target of 100% of his annual base salary, based upon personal performance and the Company meeting Company performance targets. Mr. Glasman is also eligible to participate in and receive awards under the Omnibus Plan or applicable successor plan, as determined by the Compensation Committee in its discretion. Mr. Glasman also received $400,000 of non-qualified stock options and $800,000 of restricted stock units, vesting on each of the first four anniversaries of the agreements effective date of January 3, 2022. Mr. Glasman is subject to certain restrictive covenants, including provisions regarding non-competition and non-solicitation of employees, independent contractors, clients, customers or suppliers, while employed by the Company and for a period following the termination of employment of twelve months.
Michael Smith
Effective May 28, 2019, Mr. Smith entered into an employment and non-competition agreement with the Company. Under the agreement, Mr. Smith will serve as the Executive Vice President, Product Division of the Company for an initial term of one year, plus automatic one- year renewals thereafter unless any party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $400,000 per year and a $500,000 sign-on bonus. In addition, Mr. Smith is eligible to receive annual cash bonuses in the discretion of the Board with a target bonus of 75% of his annual base salary (prorated for the 2019 fiscal year) and to participate in and receive awards under the Omnibus Plan, as determined by the Committee in its discretion, with a target opportunity equal to 100% of his annual base salary (prorated for the 2019 fiscal year). Mr. Smith is subject to certain restrictive covenants, including provisions regarding non-competition and non-solicitation of employees, independent contractors, clients, customers or suppliers, while employed by the Company and for a period following the termination of employment of one year.
In connection with the commencement of Mr. Smith’s employment, Mr. Smith received an option to purchase 100,000 shares of Class A Common Stock and an award of 15,508 restricted stock units, in each case, vesting in substantially equal installments on each of the first four anniversaries of the grant date.
R. Michael Herrman
Effective May 9, 2019, Mr. Herrman entered into an employment and non-competition agreement with the Company. Pursuant to the agreement, Mr. Herrman will serve as General Counsel and Secretary of the Company for a term of one year, plus automatic one- year renewals thereafter unless any party provides notice of intent not to renew the agreement. The agreement provides for an initial base salary of $295,000 per year and eligibility to receive annual cash bonuses in the discretion of the Compensation Committee with a target bonus of 50% of his annual base salary. Mr. Herrman is also eligible to participate in and receive awards under the Omnibus Plan, as determined by the Compensation Committee in its discretion. Mr. Herrman is subject to certain restrictive covenants, including provisions regarding non-competition

PetIQ, Inc.   43

SUMMARY COMPENSATION TABLE
and non-solicitation of employees, independent contractors, clients, customers or suppliers, while employed by the Company and for a period following the termination of employment of one year.
Susan Sholtis
On September 17, 2018, Ms. Sholtis entered into an employment agreement with the Company, effective October 1, 2018, to serve as President of the Company. The agreement governed the terms of Ms. Sholtis’s employment with us until May 4, 2022, when we entered into a Transition Support Agreement and General Release (the “Sholtis Transition Agreement”) with Ms. Sholtis in connection with her retirement from the Company. The Sholtis Transition Agreement provides that, in addition to Ms. Sholtis’s then-current duties, she would also provide leadership transition services until her retirement date of May 27, 2022. In exchange for entering into the Sholtis Transition Agreement and her execution and non-revocation of a general release in favor of the Company following her retirement, Ms. Sholtis was eligible to receive the following additional benefits (i) base salary as severance for a period of twelve months; (ii) up to 24 months of COBRA premiums for herself and her eligible dependents; (iii) continued vesting of all unvested equity incentive awards as though Ms. Sholtis were employed by the Company up to and including May 27, 2023 and a modified exercise period for all outstanding options through May 27, 2024. Any stock awards that remain unexercised as of May 27, 2024 shall be forfeited by Ms. Sholtis in their entirety without payment or other consideration. All equity incentive awards and post-retirement benefits remain subject to cancellation, forfeiture and clawback in the event Ms. Sholtis breaches the Transition Agreement or any restrictive covenants.

44   2023 Proxy Statement

GRANTS OF PLAN-BASED AWARDS
The following table discloses the grants of plan-based awards made to our named executive officers in 2022.
Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
			Threshold ($)	Target ($)	Maximum ($)
McCord Christensen	Annual Incentive	—	498,750	997,500	1,496,250
	RSU(3)	2/25/2022				90,476			1,880,996
Zvi Glasman	Annual Incentive	—	262,500	525,000	787,500
	RSU(3)	1/3/2022				36,513			800,000
	Stock Option(4)	1/3/2022					36,513	21.91	333,749
Michael Smith	Annual Incentive	—	350,000	700,000	1,050,000
	RSU(3)	2/25/2022				23,810			495,010
R. Michael Herrman	Annual Incentive	—	225,000	450,000	675,000
	RSU(3)	2/25/2022				19,048			396,008
Susan Sholtis(5)	RSU(3)	2/25/2022				26,190			544,490

(1)
The threshold, target, and maximum annual incentive amounts represent 50%, 100%, and 150%, respectively, of the total bonus opportunity for each named executive officer. If actual performance falls between threshold and target or between target and maximum, the award would be calculated using linear interpolation. The annual incentive awards are also based on a percentage of base salary, which is 100% for each of the named executive officers. The target amount is generally the named executive officer’s base salary multiplied by his or her respective target opportunity.

(2)
Please see Note 9 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 for the assumptions made in determining values.

(3)
The restricted stock unit awards vest in approximately equal installments on each of the first four anniversaries of the applicable grant dates, subject to continued service with the Company through each such vesting date.

(4)
The stock option awards vest in approximately equal installments on each of the first four anniversaries of the applicable grant dates, subject to continued service with the Company through each such vesting date.

(5)
In connection with the Sholtis Transition agreement, each outstanding grant of plan-based awards held by Ms. Sholtis was amended such that the exercise period for such outstanding awards were extended through May 27, 2024. All outstanding awards that remain unexercised as of May 27, 2024 shall be forfeited in their entirety without payment or other consideration.

Annual Incentives
A summary of the Company’s annual incentive program is set forth above under the heading, “Compensation Discussion and Analysis — Executive Compensation Components — Annual Incentives.”
Long-Term Incentives
The stock options and restricted stock unit awards were all granted pursuant to the Omnibus Plan, a summary of which is set forth above under the heading, “Compensation Discussion and Analysis — Executive Compensation Components — Long-Term Incentive Awards.” In general, the stock options and restricted stock units vest in ratable annual installments on each of the first four anniversaries of the grant date, generally subject to continued service with the Company through each applicable vesting date. For a description of the effect of a termination of employment or change in control on the vesting of stock options and restricted stock units, please see “Executive Compensation — Potential Payments Upon Termination or Change in Control.”

PetIQ, Inc.   45

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table shows outstanding equity awards as of December 31, 2022 for each named executive officer.
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
McCord Christensen	13,320	39,961(4)	35.66	3/1/2031
	22,717	22,718(5)	19.49	3/12/2030
	28,398	9,467(6)	27.73	3/13/2029
	150,000	—(7)	24.97	3/15/2028
	92,440	—(8)	16.00	7/20/2027
					90,476(13)	834,188
					19,980(5)	184,216
					11,359(6)	104,730
					2,029(7)	18,707
Zvi Glasman	—	36,513(14)	21.91	1/3/2032
					36,513(14)	336,650
Michael Smith	3,505	10,516(4)	35.66	3/1/2031
	3,161	6,322(5)	19.49	3/12/2030
	36,530	25,000(10)	26.76	5/28/2029
					23,810(13)	219,528
					18,750(11)	172,875
					5,259(4)	48,888
					3,161(5)	29,144
					3,877(10)	35,746
R. Michael Herrman	2,804	8,413(4)	35.66	3/1/2031
	3,669	7,338(5)	19.49	3/12/2030
	15,655	15,656(6)	27.73	3/13/2029
					19,048(13)	175,623
					4,207(4)	38,789
					3,669(5)	35,828
					677(6)	6,242
Susan Sholtis	3,855	3,856(4)	35.66	3/1/2031
	11,777	5,889(5)	19.49	3/12/2030
	100,000	—(9)	37.49	10/1/2028
					26,190(13)	241,472
					37,500(11)	345,750
					5,784(4)	53,328
					5,889(5)	54,297

(1)
These option awards vest and become exercisable in approximately equal installments on each of the first four anniversaries of the applicable grant date, subject to continued service with the Company through each such vesting date. The regular term of each option expires on the tenth anniversary of the applicable grant date.

(2)
Unless otherwise noted in the following footnotes, the restricted stock unit awards reported in this column vest in approximately equal installments on each of the first four anniversaries of the applicable grant dates, subject to continued service with the Company through each such vesting date.

(3)
The value of the unvested restricted stock units is shown assuming a market value of $9.22 per share, the closing market price of a share of Class A Common Stock on December 30, 2022.

46   2023 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
(4)
Granted on March 1, 2021.

(5)
Granted on March 12, 2020.

(6)
Granted on March 13, 2019.

(7)
Granted on March 15, 2018.

(8)
Granted on July 20, 2017.

(9)
Granted on October 1, 2018.

(10)
Granted on May 28, 2019.

(11)
Granted on May 7, 2021.

(12)
Granted on October 1, 2018. The restricted stock unit award vests 50% on the first anniversary of the grant date, with the remainder vesting in approximately equal annual installments on each of the second, third, and fourth anniversaries thereafter, subject to continued service with the Company through each such vesting date.

(13)
Granted on February 25, 2022

(14)
Granted on January 3, 2022

PetIQ, Inc.   47

OPTION EXERCISES AND STOCK VESTED
The following table summarizes the vesting of restricted stock units held by our named executive officers during 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
McCord Christensen	—	—	14,367	298,897
Zvi Glasman	—	—	—	—
Michael Smith	—	—	13,459	237,135
R. Michael Herrman	—	—	3,912	83,300
Susan Sholtis	—	—	20,692	330,802

(1)
Represents the vesting of restricted stock unit awards granted in 2018, 2019, 2020 and 2021.

(2)
The value realized on vesting is equal to the number of shares, multiplied by the fair market value of the shares at the time of vesting.

PENSION BENEFITS
We do not maintain any defined benefit pension plans.
NONQUALIFIED DEFERRED COMPENSATION
We do not maintain any nonqualified deferred compensation arrangements.

48   2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The tables below show estimates of the compensation payable to each of our named executive officers (other than Ms. Sholtis) upon their termination of employment with the Company, calculated as if the executive had terminated employment effective December 31, 2022. The actual amounts due to any one of the named executive officers upon termination of employment can only be determined at the time of the termination. There can be no assurance that a termination or change in control would produce the same or similar results as those described below if it occurs on any other date or at any other stock price, or if any assumption is not, in fact, correct. Ms. Sholtis retired from the Company effective May 27, 2022 and as such, she is not included in the table below. The payments and benefits received in connection with Ms. Sholtis’s retirement is described under “Summary Compensation Table — Executive Employment Arrangements.”
Named Executive Officer and Triggering Event	Cash Severance ($)(1)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)(2)	Total Payments ($)
McCord Christensen
Termination without Cause/Resignation for Good Reason	5,756,992	1,141,842	6,898,834
Termination for Cause/Resignation without Good Reason	—	—	—
Death/Disability	—	—	—
Qualified Retirement	—	—	—
Change in Control	—	—	—
Termination without Cause within 12 months following a Change in Control	5,756,992	1,141,842	6,898,834

Zvi Glasman
Termination without Cause	525,000	—	525,000
Termination for Cause/Resignation with or without Good Reason	—	—	—
Death/Disability	—	—	—
Qualified Retirement	—	—	—
Change in Control	—	—	—
Termination without Cause within 12 months following a Change in Control	525,000	336,650	861,650

Michael Smith
Termination without Cause	700,000	—	700,000
Termination for Cause/Resignation with or without Good Reason	—	—	—
Death/Disability	—	—	—
Qualified Retirement	—	—	—
Change in Control	—	—	—
Termination without Cause within 12 months following a Change in Control	700,000	1,970,738	2,670,738

R. Michael Herrman
Termination without Cause	450,000	—	450,000
Termination for Cause/Resignation with or without Good Reason	—	—	—
Death/Disability	—	—	—

PetIQ, Inc.   49

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Named Executive Officer and Triggering Event	Cash Severance ($)(1)	Accelerated Vesting of Stock Options and Restricted Stock Units ($)(2)	Total Payments ($)
Qualified Retirement	—	—	—
Change in Control	—	—	—
Termination without Cause within 12 months following a Change in Control	450,000	254,481	704,481

(1)
A description of the cash severance obligations under the employment agreements with the named executive officers is set forth under “Employment Agreements” below.

(2)
Represents accelerated vesting of unvested RSUs and in-the-money, unvested stock options, valued based on the December 31, 2022 closing price of one share of the Company’s Class A Common Stock ($9.22), with the value reported for stock options representing the spread between such closing price and the stock option’s exercise price. The column does not reflect stock options where the exercise price exceeds such closing price (for information about those stock options, see the “Outstanding Awards at Fiscal Year End” table above). A description of the acceleration obligations with respect to equity awards in various termination contexts is set forth under “Employment Agreements” and “Equity Awards” below.

50   2023 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
Employment Agreements
Pursuant to their employment agreements, our named executive officers are entitled to receive severance payments and benefits, as described below and as set forth in the foregoing table, generally subject to each executive’s execution and non-revocation of a general release of claims in favor of the Company. To the extent any payments under any of the arrangements are determined to be deferred compensation subject to Code Section 409A, they shall be delayed by six months to the extent required by such provision.
McCord Christensen
In the event that Mr. Christensen’s employment is terminated by the Company without “Cause” or if he resigns for “Good Reason” (each as defined in the amended agreement), he would be entitled to receive severance compensation equal to the greater of (1) $2,000,000 or (2) two times the sum of Mr. Christensen’s (i) base salary and (ii) annual cash bonus for the year immediately prior to his termination of employment. In addition, Mr. Christensen would immediately vest in any outstanding equity-based awards. Mr. Christensen may resign his employment for any reason upon giving the Company no less than 30 days’ notice.
Zvi Glasman
In the event that Mr. Glasman’s employment is terminated by the Company without “Cause” (as defined in the agreement), he would be entitled to receive continued payment of his then-current annual base salary for a period of 12 months.
Michael Smith
In the event that Mr. Smith’s employment is terminated by the Company without “Cause” (as defined in the agreement), he would be entitled to receive continued payment of his then-current annual base salary for a period of 12 months.
R. Michael Herrman
In the event that Mr. Herrman’s employment is terminated by the Company without “Cause” (as defined in the agreement), he would be entitled to receive continued payment of his then-current annual base salary for a period of 12 months.
Equity Awards
Pursuant to the Omnibus Plan, as participants under the Omnibus Plan, the named executive officers are entitled to the following treatment of their outstanding stock options:
•
if employment terminates for any reason other than for cause, retirement, death or disability, vested stock options shall remain exercisable through the earlier of (i) 90 days following the termination date or (ii) the option expiration date;

•
if employment terminates for cause, all unexercised stock options, regardless of vesting status, shall expire on such termination date; and

•
if employment terminates for retirement, disability or death, vested stock options shall remain exercisable through the earlier of (i) the date that is one year following the termination date or (ii) the option expiration date.

Pursuant to the award agreements evidencing their grants of stock options and restricted stock units, the named executive officers are entitled to accelerated vesting upon certain terminations, as described below.
•
In the event that a named executive officer’s employment is terminated by the Company without Cause within 12 months following a Change in Control, any unvested stock options and restricted stock units held by the named executive officer will immediately vest in full as of the date of such termination.

PetIQ, Inc.   51

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
•
In the event that a named executive officer’s employment terminates by reason of his or her Qualified Retirement, any unvested stock options and restricted stock units held by the named executive officer will immediately vest in full as of the date of such termination. A “Qualified

•
Retirement” means a termination of employment other than for Cause or due to death or disability, on or after the named executive officer reaches the age of 55 with at least ten years of Service. None of our named executive officers was eligible for a Qualified Retirement as of December 31, 2022.

52   2023 Proxy Statement

COMPENSATION AND RISK
Our Committee strives to provide strong incentives to management for the long-term, while avoiding excessive risk-taking in the short-term. In the past, the Committee has utilized FW Cook, an independent third party, to advise the Committee on matters related to the compensation of our directors and chief executive officer. The Committee believes that the design of our compensation program and the level of oversight is sufficient to mitigate potential risks associated with our current policies and practices. Our compensation program is designed to provide a mix of both fixed and variable incentive compensation and to reward a mix of different performance measures.
In its review of the Company’s compensation program and practices in 2022, the Committee concluded that our compensation plans provide incentives that appropriately balance risk and reward to dissuade unnecessary and excessive risk; are compatible with effective controls and risk management; are supportive of strong governance, including active oversight by the Committee; and are not reasonably likely to have a material adverse effect on the Company.

PetIQ, Inc.   53

CEO PAY RATIO
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of McCord Christensen, our Chief Executive Officer in 2022.
For 2022, our last completed fiscal year:
•
The median of the annual total compensation of all employees of the Company (other than our Chief Executive Officer) was $36,962; and

•
The annual total compensation of our Chief Executive Officer was $3,875,996.

Based on this information, for 2022, our Chief Executive Officer’s annual total compensation was approximately 105 times that of the annual total compensation of the median employee (as determined below).
This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K, based on our payroll and employment records and the methodology described below. The SEC rules for identifying the “median employee” and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratios reported by other companies may not be comparable to the pay ratio set forth above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
To identify the median of the annual total compensation of all of our employees, as well as to determine the annual total compensation of the “median employee,” the methodology and the material assumptions, adjustments and estimates that we used were as follows:
1.
We determined that, as of December 31, 2022, our employee population consisted of approximately 1,894 individuals working at the Company and its consolidated subsidiaries, with approximately 1,850 of these individuals located in the United States and approximately 44 of these individuals located outside of the United States. In determining the identity of our median employee, as permitted by the SEC rules, we excluded the 44 individuals located outside of the United States, which in aggregate represent less than 5% of our workforce. The countries and number of employees excluded are as follows: Slovenia (29 employees), Ireland (7 employees), the United Kingdom (5 employees) and China (3 employees).

2.
We utilized 2022 total compensation as our consistently applied compensation measure to identify the median employee from our employee population, which we applied to all employees included in our analysis. We did not make any cost of living adjustments in identifying the median employee. Using this methodology, we determined that the estimated median employee was an hourly employee located inside of the United States.

3.
With respect to the annual total compensation of the median employee, we identified and calculated the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $36,962.

4.
With respect to the annual total compensation of our Chief Executive Officer, we used the amount reported in the “Total” column of our 2022 Summary Compensation Table included in this proxy statement and incorporated by reference under Item 11 of Part III of our 2022 Annual Report on Form 10-K.

54   2023 Proxy Statement

PAY VERSUS PERFORMANCE
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance and other of the Company. For further information concerning the Company’s variable pay-for-performance philosophy and how the Company’s aligns executive compensation with the Company’s performance, refer to the “Compensation Discussion and Analysis” above. Our Chief Executive Officer is our principal executive officer, which we refer to as “PEO” in the tables below. The named executive officers are referred to as “NEOs” in the tables below.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(3) ($)	Average Compensation Actually Paid to Non-PEO NEOs(4) ($)	Value of Initial Fixed $100 Investment Based on:		Net loss (thousands)(7) ($)	Company Selected Measure — Segment Adjusted EBITDA(8) ($)
					Total Shareholder Return(5) ($)	Peer Group Total Shareholder Return(5)(6) ($)
2022	3,875,966	2,129,680	1,610,028	1,229,432	(63.2)	5.6	(48,620)	94,114
2021	3,251,291	776,669	2,277,693	1,087,697	(9.3)	34.6	(16,383)	92,892
2020	2,398,110	6,052,590	1,084,843	2,153,958	53.5	18.4	(85,727)	67,792
(1)
Represents amounts of total compensation reported for Mr. Christensen (our Chief Executive Officer) for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to “Executive Compensation — Summary Compensation Table.”

(2)
Represents the amount of “compensation actually paid” to Mr. Christensen, as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual amount of compensation earned by or paid to Mr. Christensen during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to Mr. Christensen’s total compensation for each year to determine the compensation actually paid:

Year	Reported Summary Compensation Table Total for PEO ($)	Reported Value of Equity Awards(a) ($)	Equity Award Adjustments(b) ($)	Compensation Actually Paid to PEO ($)
2022	3,875,966	1,880,996	134,680	2,129,680
2021	3,251,291	1,609,991	(864,631)	776,669
2020	2,398,110	756,974	4,411,454	6,052,590

(a)
The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns in the Summary Compensation Table for the applicable year. Refer to “Executive Compensation — Summary Compensation Table.”

(b)
The equity award adjustments for each applicable year include the addition (or subtraction, as applicable) of the following: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted and vest in same applicable year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The amounts deducted or added in calculating the equity award adjustments are as follows:

PetIQ, Inc.   55

PAY VERSUS PERFORMANCE
Year	Year End Fair Value of Equity Awards ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	834,189	(662,530)	—	(36,978)	—	—	134,680
2021	604,994	(1,314,317)	—	(155,308)	—	—	(864,631)
2020	1,884,511	1,436,146	—	1,090,797	—	—	4,411,454

(3)
Represent the average of the amounts reported for our named executive officers as a group (excluding Mr. Christensen, who is our Chief Executive Officer) in the “Total” column of the Summary Compensation Table in each applicable year. Refer to “Executive Compensation — Summary Compensation Table.” The names of each of the named executive officers (excluding Mr. Christensen) included for purposes of calculating the average amounts in each applicable year are as follows: (i) for 2022, Messrs. Glassman, Smith and Herrman and Ms. Sholtis, the Company’s former President; (ii) for 2021 and 2020, Messrs. Newland, the Company’s former Chief Financial Officer, Smith and Herrman and Ms. Sholtis.

(4)
Represent the average amount of “compensation actually paid” to the named executive officers as a group (excluding Mr. Christensen), as computed in accordance with Item 402(v) of Regulation S-K. The dollar amounts do not reflect the actual average amount of compensation earned by or paid to the named executive officers as a group (excluding Mr. Christensen) during the applicable year. In accordance with the requirements of Item 402(v) of Regulation S-K, the following adjustments were made to average total compensation for the named executive officers as a group (excluding Mr. Christensen) for each year to determine the compensation actually paid, using the same methodology described above in footnote 2:

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Average Reported Value of Equity Awards ($)	Average Equity Award Adjustments(a) ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2022	1,610,028	642,614	261,717	1,229,432
2021	2,277,693	1,217,854	27,858	1,087,697
2020	1,049,971	288,423	1,406,450	2,202,871

(a)
The amounts deducted or added in calculating the total average equity award adjustments are as follows:

Year	Average Year End Fair Value of Equity Awards ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Year over Year Average Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	256,425	83,337	—	(78,044)	—	—	261,717
2021	365,878	(243,164)	—	(94,855)	—	—	27,858
2020	600,208	775,365	—	30,875	—	—	1,406,450

(5)
Cumulative TSR for each year reflects what the cumulative value of $100 would be, assuming reinvestment of dividends on the ex-dividend date (if any), if such amount were invested on December 31, 2019.

(6)
Our TSR peer group is the Russell 2000 Index as reflected in our Annual Report on Form 10-K pursuant to Item 201(e) of Regulation S-K for the year ended December 31, 2022.

56   2023 Proxy Statement

PAY VERSUS PERFORMANCE
(7)
The dollar amounts reported represent the amount of net income reflected in the Company’s audited financial statements for the applicable year.

(8)
See “Compensation Discussion and Analysis” for a definition of Segment Adjusted EBITDA. Segment Adjusted EBITDA is the sole annual incentive performance measure used by the Committee because it is the primary measure that management uses to evaluate the effectiveness of its business strategies and it allows for improved comparability over prior periods due to significant growth in the Company’s new wellness centers.

Analysis of the Information Presented in the Pay Versus Performance Table
In accordance with Item 402(v) of Regulation S-K, the Company is providing the following descriptions of the relationships between information presented in the Pay versus Performance table.
Compensation Actually Paid and Cumulative TSR
The chart below shows the relationship between the compensation actually paid to Mr. Christensen and the average compensation actually paid to our other named executive officers (besides Mr. Christensen), on the one hand, to the Company's cumulative TSR over the three years presented in the table, on the other.

PetIQ, Inc.   57

PAY VERSUS PERFORMANCE
Compensation Actually Paid and Net Income
The chart below shows the relationship between the compensation actually paid to Mr. Christensen and the average compensation actually paid to our other named executive officers (besides Mr. Christensen), on the one hand, to the Company's net income over the three years presented in the table, on the other.
Compensation Actually Paid and Segment Adjusted EBITDA
The chart below shows the relationship between the compensation actually paid to Mr. Christensen and the average compensation actually paid to our other named executive officers (besides Mr. Christensen), on the one hand, to the Company’s Segment Adjusted EBITDA over the three years presented in the table, on the other.

58   2023 Proxy Statement

PAY VERSUS PERFORMANCE
Cumulative TSR of the Company and Cumulative TSR of the Peer Group
The chart below shows the relationship between the Company’s three-year cumulative TSR to the three-year cumulative TSR of the companies in the Russell 2000 Index.
Tabular List of Most Important Performance Measures
The following presents the performance measures that the Company considers to be the most important in linking compensation actually paid to our NEOs for 2022 to Company performance:
•
Segment Adjusted EBITDA

All information provided above under the “Pay Versus Performance” heading will not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such information by reference.

PetIQ, Inc.   59

PROPOSAL THREE:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT
Recommendation of the Board
The Board recommends that stockholders vote “FOR” the advisory approval of executive compensation set forth in this Proxy Statement.
Pursuant to Section 14A of the Exchange Act, we are seeking stockholder approval of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. While this vote is advisory, and not binding on the Board, it will provide information to the Board and Compensation Committee regarding investor sentiment about our executive compensation programs and practices, which the Compensation Committee will carefully review when evaluating our executive compensation program.
Stockholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion included in this Proxy Statement, is hereby APPROVED.”
The Company is committed to maintaining executive compensation programs and practices that are aligned with the Company’s business strategy. As a result, the Company has a strong pay-for-performance philosophy that greatly impacts its decisions regarding executive compensation. Our executive compensation programs seek to align management’s interests with our stockholders’ interests to support long-term value creation and pay for performance. This philosophy and the compensation structure are essential to the Company’s ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and its stockholders. To that end, our program links pay to performance by delivering a significant majority of the total compensation opportunity of our named executive officers in variable or performance-based compensation programs (annual and long-term incentive plans).
Performance measures used in the Company’s annual and long-term incentive plans support the Company’s annual operating plan and longer-term strategy and are tied to key Company measures of short and long-term performance. Our program also aligns the named executive officers’ financial interest with those of our stockholders by delivering a substantial portion of their total compensation in the form of equity awards and other long-term incentive vehicles.
We urge our stockholders to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which describes in detail how our executive compensation program and practices operate and are designed to achieve our compensation objectives, as well as the accompanying compensation tables which provide detailed information on the compensation of our named executive officers.

60   2023 Proxy Statement

PROPOSAL THREE: ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION SET FORTH IN THIS PROXY STATEMENT
The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this non-binding, advisory resolution.

PetIQ, Inc.   61

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Record Date
If you were a stockholder of record on April 24, 2023, you are entitled to vote at the Annual Meeting. As of that date, there were 29,369,827 shares of the Company’s Common Stock outstanding, comprised of 29,125,287 shares of Class A Common Stock and 244,540 shares of Class B Common Stock. Our Class A Common Stock and Class B Common Stock vote together on each of the matters set forth in this Proxy Statement. You are entitled to one (1) vote for each share of Common Stock you own, on each matter to be voted upon at the Annual Meeting.

Quorum	A majority of shares of Common Stock outstanding on the record date must be present in person or by proxy.
Matters to be Voted on at the Annual Meeting
1.
To elect the directors named in this Proxy Statement, to serve until the annual meeting of stockholders to be held in 2024 and until his or her successor is elected and qualified (Proposal One);

2.
To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal Two);

3.
To approve, on an advisory, non-binding basis, the compensation of our named executive officers (Proposal Three); and

4.
To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

As of the date of this Proxy Statement, we do not know of any other matters to be presented at the Annual Meeting. If any other matters properly come before the Annual Meeting, however, the persons named as proxies will be authorized to vote or otherwise act in accordance with their judgment.

Board Voting Recommendations
The Board recommends that you vote:
1.
FOR the election of the directors named in this Proxy Statement;

2.
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2023; and

3.
FOR the approval, on an advisory, non-binding basis, of our executive compensation.

How to Vote
Only votes cast in person at the Annual Meeting or received by proxy prior to the Annual Meeting will be counted at the Annual Meeting. The Board asks you to appoint McCord Christensen and Zvi Glasman as your proxy holders to vote your shares at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:
•
By Internet: Go to www.proxyvote.com and follow the instructions.

•
By Telephone: Call toll-free 1-800-690-6903 and follow the instructions.

•
By Mail: If you requested a printed copy of the Proxy Statement, complete, sign, date, and return your proxy card in the envelope provided.

Telephone and Internet voting facilities for stockholders of record will be available twenty-four (24) hours a day and will close at 12:00 a.m. Mountain Daylight Time on June 20, 2023. If your proxy is properly returned, the shares it represents will be voted at the Annual Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:
1.
FOR the election of directors named in this Proxy Statement;

2.
FOR the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2023; and

3.
FOR the approval, on an advisory, non-binding basis, of our executive compensation.

62   2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

The Board does not intend to bring any matters before the Annual Meeting except those indicated in the Notice. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

Internet Availability
As permitted by the SEC rules, PetIQ is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On or about May 1, 2023, we will mail our stockholders a Notice, which contains instructions on how to vote, access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.

Multiple Notices
You may receive more than one Notice, more than one e-mail or multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate Notice, a separate e-mail or a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you may receive more than one Notice, more than one e-mail or more than one proxy card. To vote all of your shares by proxy, you must complete, sign, date and return each proxy card and voting instruction card that you receive and vote over the Internet the shares represented by each Notice that you receive (unless you have requested and received a proxy card or voting instruction card for the shares represented by one or more of those Notices).

How Shares Are Held
Stockholders of record have their shares registered directly in their name with PetIQ’s transfer agent, Computershare Trust Company, N.A. Beneficial holders (or shares held in street name) have their shares held in an account at a bank, broker or other nominee.

Voting at the Annual Meeting
We encourage stockholders to vote in advance of the Annual Meeting, even if they plan to attend. Stockholders can vote in person during the Annual Meeting. Stockholders of record who attend the Annual Meeting in person may obtain a ballot from the inspector of election. Beneficial holders who attend the Annual Meeting in person must obtain a proxy from their bank, broker or other nominee prior to the date of the Annual Meeting and present it to the inspector of election with their ballot. Voting in person during the meeting will replace any previous votes.

Admission to the Annual Meeting
Attendance at the Annual Meeting or any adjournment or postponement thereof will be limited to record and beneficial stockholders as of the record date (April 24, 2023), individuals holding a valid proxy from a record holder and other persons authorized by the Company. If you are a stockholder of record, your name will be verified against the list of stockholders of record prior to your admittance to the Annual Meeting or any adjournment or postponement thereof. You should be prepared to present photo identification for admission. If you hold your shares in a street name, you will need to provide proof of beneficial ownership on the record date, such as a brokerage account statement showing that you owned stock as of the record date, a copy of a voting instruction form provided by your bank, broker or other nominee, or other similar evidence of ownership as of the record date, as well as your photo identification, for admission. If you do not provide photo identification or comply with the other procedures described above, you will not be admitted to the Annual Meeting or any adjournment or postponement thereof. For security reasons, you and your bags may be subject to search prior to your admittance to the Annual Meeting.

Routine and Non- Routine Matters
Proposal One, the election of directors, and Proposal Three, the advisory vote on executive compensation, are each considered a non-routine matter under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore broker non-votes may exist in connection with Proposal One and Proposal Three. Proposal Two, the ratification of the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2023, is considered a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and therefore no broker non-votes will exist in connection with Proposal Two.

PetIQ, Inc.   63

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Voting Instructions
All shares represented by valid proxies received prior to the Annual Meeting will be voted and, where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the stockholder’s instructions. If you are a stockholder of record and you indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board or you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. If you are a beneficial owner of shares held in street name and do not provide the bank, broker or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the bank, broker or other nominee that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the bank, broker or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such bank, broker or other nominee will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” In tabulating the voting results for any particular proposal, shares that constitute broker non- votes are not considered votes cast on that proposal. Thus, other than being counted for the purpose of determining a quorum, broker non-votes will not affect the outcome of any matter being voted on at the Annual Meeting or any postponement or adjournment of the Annual Meeting.

Votes Required; Effect of Broker Non-Votes and Abstentions
Each holder of shares of our Common Stock outstanding on the record date is entitled to one vote for each share of Common Stock held as of the record date. Proposal One, the election of directors, requires each director nominee to receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Therefore, the director nominee receiving more affirmative votes of the shares present in person or represented by proxy at the meeting and entitled to be voted for them than against will be elected as a director to serve until the annual meeting of stockholders to be held in 2024. Stockholders may not cumulate votes. Abstentions and broker non-votes will have no effect on the outcome of the vote for Proposal One.
Proposal Two, the ratification of KPMG as our independent registered public accounting firm for the year ending December 31, 2023, requires the affirmative vote of a majority of shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are treated as shares present and entitled to vote for purposes of such proposal and, therefore, will count for purposes of determining a quorum but will have the same effect as a vote “AGAINST” the proposal. Proposal Two is a routine matter and therefore there will be no broker non-votes in connection with Proposal Two.
Proposal Three, the advisory approval of our executive compensation requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal will be required for approval. Abstentions will not be voted, but will be counted for purposes of determining whether there is a quorum. Broker non-votes will have no effect on Proposal Three.

Changing your Vote
Stockholders of record may revoke their proxy at any time prior to the Annual Meeting by submitting a later-dated vote in person at the Annual Meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the Annual Meeting. If you hold shares through a broker, bank or other nominee, you may revoke any prior voting instructions by contacting that firm.

Inspector of Election and Proxy Solicitor
A representative from Broadridge Financial Solutions, Inc. will serve as the inspector of election. The Company has retained Laurel Hill Advisory Group, LLC to assist the Company in soliciting proxies, and has agreed to pay Laurel Hill Advisory Group, LLC a fee of $10,000 plus out-of-pocket expenses and charges for telephone calls made and received in connection with the solicitation.

Voting Results	We will announce the results of the Annual Meeting in a filing with the SEC on Form 8-K, which we are required to file with the SEC within four business days following the Annual Meeting.

64   2023 Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Cost of Solicitation
We will bear the cost of soliciting proxies, including preparing, printing and mailing this Proxy Statement. Proxies may be solicited personally, by mail, via the Internet or by telephone by certain of our directors, officers, employees or representatives. Our directors and employees will not be paid any additional compensation for soliciting proxies. We will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding our proxy solicitation materials.

Householding
Under the rules adopted by the SEC, we may deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the Notice, Proxy Statement or Annual Report, contact Broadridge Financial Solutions, Inc. by calling 800-540-7095 or writing in at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department.
In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to PetIQ, Inc., 230 East Riverside Drive, Eagle, Idaho 83616, Attention: Investor Relations.

Important
Please promptly vote and submit your proxy by signing, dating and returning the proxy card by mail, or vote by telephone or via the Internet so that your shares can be voted. This will not limit your rights to attend or vote at the Annual Meeting.

PetIQ, Inc.   65

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS
Any stockholder who intends to present proposals at the 2024 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act must send notice of any such proposal, along with proof of ownership of our stock, to our principal executive offices in care of our Corporate Secretary so that we receive it no later than January 4, 2024. Any stockholder who intends to present proposals at the 2024 annual meeting of stockholders other than pursuant to Rule 14a-8 must comply with the notice provisions in our Bylaws. The notice provisions in our Bylaws require that, for a proposal to be properly brought before the annual meeting of stockholders in 2024, proper notice of the proposal be received by us not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, however that in the event next year’s annual meeting is more than 30 days before or less than 60 days after such anniversary date, notice must be delivered not less than the later of 90 days prior to next year’s annual meeting or the 10th day following the day the Company first publicly announces next year’s annual meeting date. Under these requirements, the first date proposals may be brought under our Bylaws is February 22, 2024 and the deadline for proposals brought under our Bylaws is March 23, 2024. Stockholder proposals should be addressed to PetIQ, Inc., Attention: Secretary, 230 East Riverside Drive, Eagle, Idaho 83616.
In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our Board’s nominees must provide in their notice any additional information required by Rule 14a-19 under the Exchange Act.

66   2023 Proxy Statement

OTHER MATTERS
Other Business
We know of no other matters to be submitted to the stockholders at the Annual Meeting. If any other matters properly come before the stockholders at the Annual Meeting, it is the intention of the persons named on the proxy to vote the shares represented thereby in accordance with their best judgment.
Forward-Looking Statements
This Proxy Statement contains forward-looking statements that involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward- looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could” and similar expressions. Examples of forward- looking statements include, without limitation:
•
statements regarding our strategies, results of operations or liquidity;

•
statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance;

•
statements of management’s goals and objectives; and

•
assumptions underlying statements regarding us or our business.

Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances, or achievements expressed or implied by the forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to, macroeconomic conditions, including financial and credit market fluctuations, inflation, rising interest rates; the impact of COVID-19 on our business and the global economy; our ability to successfully grow our business through acquisitions; our dependency on a limited number of customers; our ability to implement our growth strategy effectively; disruptions in our manufacturing and distribution chains; competition from veterinarians and others in our industry; reputational damage to our brands; economic trends and spending on pets; the effectiveness of our marketing and trade promotion programs; recalls or withdrawals of our products or product liability claims; our ability to manage our manufacturing and supply chain effectively; our ability to introduce new products and improve existing products; our ability to protect our intellectual property; costs associated with governmental regulation; our ability to keep and retain key employees; our ability to sustain profitability; and other risks set forth under the “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2022 and other reports filed from time to time with the SEC.
Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition or operating results. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Consequently, you should not place undue reliance on forward-looking statements.

PetIQ, Inc.   67

APPENDIX A
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
The information presented in this Proxy Statement under “Full Year 2022 Highlights” regarding Adjusted EBITDA and free cash flow is not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) and shall not be construed as an alternative to the reported financial results of the Company determined in accordance with GAAP.
EBITDA, Adjusted EBITDA and free cash flow are non-GAAP financial measures. EBITDA represents net income before interest, income taxes and depreciation and amortization. Adjusted EBITDA represents EBITDA plus adjustments for transactions that management does not believe are representative of our core ongoing business. Adjusted EBITDA is utilized by management: (i) as a factor in evaluating management’s performance when determining incentive compensation and (ii) to evaluate the effectiveness of our business strategies. The Company presents EBITDA because it is a necessary component for computing Adjusted EBITDA. Free cash flow consists of cash provided by operations less capital expenditures.
We believe that the use of these non-GAAP measures provides an additional tool for investors to use in evaluating ongoing operating results and trends. In addition, you should be aware when evaluating these non-GAAP measures that in the future we may incur expenses similar to those excluded when calculating these measures. Our presentation of these measures should not be construed as an inference that our future results will be unaffected by these or other unusual or non-recurring items. Our computation of these non-GAAP measures may not be comparable to other similarly titled measures computed by other companies, because all companies do not calculate these non-GAAP measures in the same manner. See a reconciliation of each non-GAAP measure to the most directly comparable GAAP measure in the tables, below.

PetIQ, Inc.   A-1

Appendix A Reconciliation of Non-GAAP Financial Measures
PetIQ, Inc.
Reconciliation between Net Income and Adjusted EBITDA
(Unaudited, $’s in 000’s)
	For the years ended
	December 31, 2022	December 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018	December 31, 2017
Net (loss) income	$(48,620)	$(16,383)	$(85,727)	$(14,302)	$87	$(3,391)
Plus:
Tax (benefit) expense	1,214	3,869	60,413	(3,309)	(661)	3,420
Depreciation	14,520	14,366	12,082	9,139	6,657	553
Amortization	18,079	22,336	12,815	5,994	5,210	270
Goodwill impairment(1)	47,264	—	—	—	—	—
Interest	27,374	24,696	22,807	14,495	8,022	212
EBITDA	$59,831	$48,884	$22,390	$12,017	$19,315	$1,064
Acquisition costs(2)	1,464	92	2,620	6,147	3,787	1,965
Stock based compensation expense	11,363	9,428	9,170	7,355	3,812	201
Purchase accounting adjustment to inventory	—	—	—	4,805	2,149	—
Fair value adjustment of contingent note(3)	—	—	—	7,320	3,280	—
Integration costs and costs of discontinued clinics(4)	1,171	(142)	9,776	3,788	998	—
Non-recurring royalty settlement(5)	—	—	—	—	440	—
Loss on debt extinguishment and related costs(6)	—	6,438	—	—	—	—
SKU rationalization(7)	—	—	—	6,482	—	—
Litigation expenses	3,862	4,105	1,066	529	—	—
COVID-19 related costs(8)	—	—	6,476	—	—	—
CFO Transition	—	928	—	—	—	—
Costs associated with becoming a public company						435
Management fees(9)	—	—	—	—	—	66
Supplier receivable write-off(10)	—	—	—	—	—	(175)
Adjusted EBITDA(11)	$77,691	$69,733	$51,438	$48,443	$33,781	$3,556

(1)
Non-cash goodwill impairment due to a significant decline in the Company’s market capitalization, driven primarily by rising interest rates and macroeconomic conditions. Additionally, the Company made the strategic decision to slow expansion plans for the Services business this year.

(2)
Acquisition costs include legal, accounting, banking, consulting, diligence, and costs related to completed and contemplated acquisitions.

(3)
Fair value adjustment on the contingent note represents the non cash adjustment to mark the contingent notes to fair value.

(4)
Integration costs represent costs related to integrating the acquired businesses including personnel costs such as severance and signing bonuses, consulting costs, contract termination, and IT conversion costs. The costs are primarily in the Products segment.

(5)
Non-recurring royalty settlement represents a settlement paid to a supplier related to a royalty agreement in place since 2013.

(6)
Loss on debt extinguishment and related costs are related to our entering into new credit facilities, including the write off of deferred financing costs and related costs.

(7)
SKU rationalization relates to the disposal of or reserve to estimated net realizable value for inventory that will either no longer be sold, or will be de-emphasized, as the Company aligns brands between Legacy PetIQ brands and brands acquired as part of the Perrigo Animal Health Acquisition. All costs are included in the Products segment gross margin.

A-2   2023 Proxy Statement

Appendix A Reconciliation of Non-GAAP Financial Measures
(8)
Costs related to maintaining Service segment infrastructure, staffing and overhead related to clinics and wellness centers closed due to COVID-19 related health and safety initiatives. Produce segment and unallocated corporate costs related to incremental wages paid to essential workers and sanitation costs due to COVID-19.

(9)
Represents annual fees paid pursuant to our management agreements with certain sponsors that were terminated in connection with the initial public offering.

(10)
During 2015 the Company terminated its relationship with a supplier in accordance with a supply agreement, resulting in the Company writing off the full amount of cash advanced to the supplier as a supplier prepayment on the procurement of inventory. The Company collected a settlement on the matter in 2017.

(11)
Effective December 31, 2022, the Company no longer includes non same-store operating results related to the Services segment wellness centers with less than six full quarters of operating results, and pre-opening expenses, as an adjustment to its calculation of Adjusted EBITDA. As a result, the presentation of Adjusted EBITDA for the years ended December 31, 2021, 2020, 2019 and 2018 have been recast for comparability to remove non same-store operating results of $23.2 million, $16.4 million, $12.2 million and $7.8 million, respectively.

PetIQ, Inc.
Reconciliation of Free Cash Flow
(Unaudited, $ in 000’s)
Year ended December 31, 2022
Net cash provided by operating activities	$48,024
Less purchase of property, plant and equipment	(11,973)
Free cash flow	$36,051

PetIQ, Inc.   A-3

PETIQ, INC.
230 E. RIVERSIDE DR.
EAGLE, ID 83616

SCAN TO
VIEW MATERIALS & VOTE

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V13656-P92204

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

PETIQ, INC.

Nominees:	**For**	**Against**	**Abstain**
1a. McCord Christensen	☐	☐	☐
1b. Kimberly Lefko	☐	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) DateTO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:KEEP THIS PORTION FOR YOUR RECORDSTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLYV13656-P92204For Against AbstainFor Against Abstain! ! !! ! !! ! !! ! !PETIQ, INC.230 E. RIVERSIDE DR.EAGLE, ID 836161a. McCord ChristensenNominees:1b. Kimberly Lefko3. To approve, on an advisory, non-binding basis, the compensation of our named executive officers.2. To ratify the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor,administrator, or other fiduciary, please give full title as such. Joint owners should each signpersonally. All holders must sign. If a corporation or partnership, please sign in full corporateor partnership name by authorized officer.1. To elect two directors, each to serve until the annualmeeting next succeeding their election and until theirsuccessor is elected and qualified.PETIQ, INC.The Board of Directors recommends you vote FOR thefollowing:The Board of Directors recommends you vote FOR proposals 2 and 3:NOTE: Such other business as may properly come before the meeting or any adjournment thereof.SCAN TOVIEW MATERIALS & VOTE wVOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic deliveryof information up until 11:59 p.m. Eastern Time on June 20, 2023. Have yourproxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form.ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALSIf you would like to reduce the costs incurred by our company in mailing proxymaterials, you can consent to receiving all future proxy statements, proxycards and annual reports electronically via e-mail or the Internet. To sign upfor electronic delivery, please follow the instructions above to vote using theInternet and, when prompted, indicate that you agree to receive or access proxymaterials electronically in future years.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until11:59 p.m. Eastern Time on June 20, 2023. Have your proxy card in hand whenyou call and then follow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paidenvelope we have provided or return it to Vote Processing, c/o Broadridge,51 Mercedes Way, Edgewood, NY 11717.23-1953-1 C12.1 P13

V13657-P92204Continued and to be signed on reverse sideImportant Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.PetIQ, Inc.Annual Meeting of StockholdersJune 21, 2023 9:00 AMThis proxy is solicited by the Board of DirectorsThe stockholder(s) hereby appoint(s) McCord Christensen and Zvi Glasman, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on thereverse side of this ballot, all of the shares of Common Stock of PetIQ, Inc. that the stockholder(s) is/are entitled to voteat the Annual Meeting of Stockholders to be held at 9:00 AM, Mountain Daylight Time, on June 21, 2023, at the PetIQ, Inc. Corporate Headquarters at 230 E. Riverside Dr., Eagle, ID 83616, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.23-1953-1 C12.1 P14